--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                   FORM 8-K/A

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) October 18, 1995
             Amendment Number 1 to Form 8-K filed October 21, 1995


                               CONMED CORPORATION

             (Exact name of registrant as specified in its charter)


           New York                      0-16093                 16-0977505
-------------------------------        -----------           -------------------
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)         File Number)          Identification No.)

   310 Broad Street, Utica, New York                             13501
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip Code)


                                 (315) 797-8375
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changes since last report)

Item 5.  Other Events

                  On October 18, 1995, CONMED Corporation and New Dimensions in Medicine, Inc. (NDM) announced the signing of an asset purchase agreement in which CONMED will acquire substantially all of the business and assets of NDM except for NDM's international wound care business, for a cash purchase price of approximately $32,000,000. The transaction is subject standard government approvals and the approval of the shareholders of NDM. Subject to receiving such approvals, the parties expect the transaction to close the first quarter in 1996.


Item 7. Financial Statements and Exhibits

        (c) Exhibits

            1. Consolidated Financial Statement of MEI Diversified Inc. and Subsidiaries as of October 14, 1994 and December 31, 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period ended October 14, 1994 and for each of the two years in the period ended December 31, 1993.

            2. Consolidated Financial Statement of New Dimensions in Medicine, Inc. and Subsidiaries as of December 31, 1994 and October 15, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the ten week period ended December 31, 1994.

            3. Consolidated Financial Statement of New Dimensions in Medicine, Inc. and Subsidiaries as of September 30, 1995, and the related consolidated statements of income and cash flows for the nine months ended September 30, 1995.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               CONMED CORPORATION



                                               By: /s/ Robert D. Shallish, Jr.
                                                   Vice President-Finance


Dated:  December 21, 1995

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             FORM 10-K (As Amended)

           [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Year Ended December 31, 1994                 Commission File No. 1-09156

           [  ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


                        NEW DIMENSIONS IN MEDICINE, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                   41-1549475
                                (I.R.S. Employer
                              Identification No.)

                    3040 East River Road, Dayton, Ohio 45439
              (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (513) 294-1767

Securities registered pursuant to Section 12(b) of the Act:

                                      None

          Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. YES [ X ]    NO [   ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of March 31, 1995, 4,311,977 shares of Common Stock of the registrant were outstanding, approximately 1,690,833 shares of which are beneficially owned by affiliates of the registrant. There is no established trading market. Pursuant to a plan of reorganization, the registrant intends to submit an application for inclusion of the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System. See "BUSINESS-Background." However, there can be no assurance that such application will be approved, and until such time the registrant expects the Common Stock to be traded on local over-the-counter markets.

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court. YES [ X ]    NO [   ]

                                     PART I

Item 1.   BUSINESS.

Background

         New Dimensions In Medicine, Inc. (the "Company" or "NDM") designs, develops, manufactures and markets a broad line of specialty medical products through its Patient Care Division and its Critical Care Division. While the substantial majority of the Company's revenues are currently generated by critical care products, the Company expects sales of patient care products to grow at a higher rate than critical care products. NDM's strategy for future growth is to use its base of proprietary technology as a platform to develop customer-driven, specialty medical products, primarily for the treatment of chronic wounds and prevention of deep vein thrombosis. The Company initially developed its proprietary hydrogel as a conductor for its electrodes and now uses it in its ClearSite(R) hydrogel wound care dressings, as an occlusive dressing to treat chronic wounds and ulcers.

         NDM's Patient Care Division consists of ClearSite(R) hydrogel wound care dressings and the Act One(TM) Foot Pump. ClearSite hydrogel wound dressings are based on proprietary technology designed to treat chronic wounds and ulcers. NDM produces ClearSite in a number of sizes and forms for use in a variety of applications, depending on the type of wound, the location of the wound and the patient. The Act One Foot Pump is a foot compression device consisting of a slipper for the patient's foot and a pump which inflates the slipper. The Act One is designed to treat chronic wound conditions, such as the prevention of venous stasis, reduction of chronic leg ulcers and reduction of leg pain. The Act One Foot Pump is also used as a prophylactic device to prevent deep vein thrombosis. NDM's Critical Care Division consists of electrodes, cables and wires and electrosurgical products. NDM sells various types of monitoring, resting, stress and specialty electrodes, as well as cables and wires designed to connect the patient to the monitor. NDM's electrosurgical products include two types of electrosurgical grounding pads, pencils, the PowerPoint(TM) generator and Endoflex(TM) flexible retractors for minimally invasive surgery. One line of NDM's grounding pads uses the Company's proprietary hydrogel technology.

         As used in this Annual Report, the terms "Company" or "NDM" refer to New Dimensions In Medicine, Inc., a Delaware corporation. The Company is the surviving entity of the merger of NDM Acquisition Corp., a Minnesota corporation ("Old NDM"), into MEI Diversified Inc., a Delaware corporation ("MEI Diversified"). In connection with the merger, MEI Diversified restated its Certificate of Incorporation and changed its name to "New Dimensions In Medicine, Inc." The merger was completed as part of the Amended Plan of Reorganization of the Official Committee of Unsecured Creditors for MEI Diversified, et. al., dated as of September 27, 1994 (the "Plan of Reorganization"). On September 28, 1994, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, and it became effective on October 14, 1994. Pursuant to the Plan of Reorganization (a) the executive officers and Board of Directors of MEI Diversified were removed, (b) the executive officers of Old NDM became the executive officers of NDM and (c) and new directors were elected to the Company's Board of Directors. See "Directors and Executive Officers." The Company has abandoned the strategy of being a diversified holding company adopted by the former management of MEI Diversified. Instead, the Company is continuing the medical products business, as discussed above, of Old NDM, formerly operated as a subsidiary of MEI Diversified.

         As of March 31, 1995, a total of 4,311,977 shares of Common Stock of NDM have been issued to certain creditors of MEI Diversified, including the holders of the 12-1/2% Senior Subordinated Notes of MEI Diversified due December 1, 1996 in the original principal amount of $75,000,000 and the 8% Convertible Debentures of MEI Diversified due December 1, 2006 in the original principal amount of $50,000,000 in partial satisfaction of their claims. The Company will issue a total of 4,500,000 shares of Common Stock to such creditors initially. As of March 31, 1995, 4,311,977 shares of Common Stock have been issued to such creditors. A total of 500,000 shares of Common Stock will be reserved for issuance to satisfy claims being made by certain former creditors of MEI
Diversified to which the trust administrator established under the Plan of Reorganization is objecting. To the extent that these claims are denied, additional shares of Common Stock will not be issued. The allowed claim of each such creditor of MEI Diversified will be reduced by $7.60 for each share of Common Stock of NDM distributed to such creditors. Effective October 14, 1994, all assets and liabilities of MEI Diversified were distributed to certain liquidating estates established under the Plan of Reorganization, except for certain tax attributes of MEI Diversified, the capital stock of certain nonoperating subsidiaries and the capital stock of Old NDM. Accordingly, NDM is not responsible for any of the liabilities or obligations of MEI Diversified. The tax attributes of MEI Diversified and its nonoperating subsidiaries were retained by NDM in order to preserve certain net operating loss carryforwards generated by MEI Diversified. As a result of the merger, all assets and liabilities of Old NDM became assets and liabilities of the Company, except that all liabilities of Old NDM to MEI Diversified or any of its affiliates (including indebtedness of approximately $22,916,000 as of October 14, 1994) were cancelled pursuant to the Plan of Reorganization.

Products

         Patient Care Division

         NDM's patient care division consists of ClearSite hydrogel wound care dressings and the Act One Foot Pump. Management believes that the patient care products are NDM's most important products for the future and represent significant growth opportunities for NDM.

         Specialty wound care dressings, such as ClearSite, are used to treat chronic conditions, such as chronic venous ulcers, chronic pressure ulcers, diabetic ulcers, stump sores and skin diseases, and acute conditions, such as surgical incisions and burns. It is estimated that between 1.5 and 4 million people suffer from chronic non-healing wounds in the United States. It is estimated that the specialty wound care dressing market was approximately $350 million in 1992.

         NDM has developed a proprietary hydrogel technology, which it currently manufactures and markets under the name ClearSite. Hydrogels are prepared from water insoluble polymers that can be formulated to produce water absorbent gel matrices. Hydrogels are often used in medical applications because they generally have excellent biocompatibility characteristics. NDM's hydrogel is also cross-linked, which provides several significant advantages resulting from the fact that cross- linked hydrogels can be manufactured in sheet form. In sheet form, hydrogels, like ClearSite, are transparent, soft, conform to the skin, provide a cushion to the skin and can be cut to shape. NDM initially developed its proprietary hydrogel technology to improve its electrode products, and NDM uses its hydrogel in its newest electrodes, as well as its grounding pads.

         ClearSite is a completely transparent wound dressing that consists of hydrogel and a flexible, continuous polyurethane film covering. Because ClearSite is transparent, the health care provider is able to monitor the course of healing without removing the wound dressing. ClearSite absorbs wound exudate and, as the gel begins to saturate, moisture vapor transpires into the atmosphere. This cycle continues throughout the healing process to help maintain balanced hydration. ClearSite is able to absorb 2-1/2 times its weight in wound exudate and maintains its structural integrity and wound healing capabilities for up to seven days. It provides a biocompatible, moist healing environment that conforms to the skin, cushions and produces a cooling effect at the wound site.

         NDM first introduced ClearSite to the market in early 1992 and currently produces ClearSite wound dressings in a number of sizes and forms for use in a variety of applications, depending on the type of wound, the location of the wound and the patient. ClearSite is available in several different sizes of patches, with and without a foam adhesive border, in bandage rolls and island dressings. In August 1994, NDM introduced its island dressing form of ClearSite. The island dressing has a clear, breathable, pliable, adhesive polyurethane film border, which is more conformable to certain parts of the human body.

         The Company recently released a new wound care product called HydrogauzeTM, which NDM developed as a bridge between traditional gauze bandages and advanced occlusive wound dressings. Hydrogauze is a gauze-like material that has been impregnated with dehydrated ClearSite that hydrates upon contact with wound exudate. Hydrogauze combines the look and feel of gauze bandages with the wound healing advantages of Clearsite hydrogel. NDM plans to develop several different formulations of Hydrogauze for use in a variety of applications, such as chronic and acute wounds, burns and donor sites for skin grafts.

         NDM's Act One Foot Pump is designed to treat various circulatory conditions, such as decubitus ulcers, venous stasis ulcers and related chronic wounds. The pump is also used as prophylaxis against deep vein thrombosis ("DVT"). DVT fatally affects approximately 250,000 people per year with an additional 1,700,000 affected by venous disorders. DVT is a blood clot formed in the leg which can break loose, travel to the lungs and cause a pulmonary embolism (the closure of a blood vessel in a lung caused by a blood clot) resulting in death. Venous stasis ulcers affect approximately 850,000 people. The Company believes that the U.S. market for compression products, such as the Act One Foot Pump, used as a prophylaxis to treat DVT is at least $100 million. Approximately 10 million Americans suffer from a combination of severe ulcerations of the lower extremities, ischemic rest pain (pain resulting from poor circulation) or painful varicose veins. NDM has received clearance from the FDA to market the foot pump as a prophylaxis against DVT and for increased blood flow and circulation.

         The Act One Foot Pump consists of a pneumatic pump and a foot slipper with dual bladders surrounding the foot that mechanically force venous blood to return to the heart. The pressure of the impulse delivered to the foot, as well as the length of time between pumping can be programmed into the Act One Foot Pump. NDM believes that its proprietary dual bladder system has significant advantages over single bladder systems used by its competitors, including a better fit and improved blood flow velocity. The Act One foot slipper is also very easy to use for clinical personnel or for in-home use. By pumping the circumference of the foot, the Act One restores a more normal blood supply to the leg. Once this process is achieved, other treatments can also be used to enhance healing the patient's wounds. The benefits to patients of foot compression pump treatment include reduced incidence of DVT, reduction of post-operative pain and swelling, and healing of chronic ulcer wounds.

         Patient care products generated revenues of approximately $1,380,000, $3,312,000, and $3,850,000 in the fiscal years ended December 31, 1992, 1993 and 1994, respectively.

         Critical Care Division

         NDM's critical care division consists of electrodes, cable and lead wires and electrosurgical products.

         Electrocardiograph ("ECG") monitoring electrodes account for approximately two-thirds of NDM's revenues. Electrodes are designed to provide an interface with the patient which is capable of sensing low level electrocardiographic signals from the heart and converting them to electronic signals that can be interpreted by monitoring and recording equipment. Long-term electrodes are used for continuous ECG monitoring for use in operating rooms, emergency rooms, recovery rooms, and intensive care units. Diagnostic electrodes are used for specific diagnostic tests of the heart, including ECG tests, stress tests, Holter monitoring and echocardiography tests. Specialty electrodes are used in hospital departments with specific needs, including neonatal units, cardiac catheterization labs, and magnetic resonance imaging units.

         The worldwide market for electrodes was estimated to be approximately $200 million in 1992. NDM believes that the electrode market is a mature market with only minimal growth potential. Purchase decisions are generally made on acceptable level of product performance and cost-effectiveness to the buyer.

         NDM believes that it is one of the most efficient manufacturers of electrodes in the United States. NDM attributes its efficiency primarily to three factors: (a) NDM coats its electrodes with its own proprietary adhesive;
(b) NDM manufactures its own hydrogel; and (c) NDM uses highly automated production equipment which significantly reduces its cost of production. In addition, the Company believes that its electrodes are as advanced as any electrode currently on the market. NDM has used its ClearSite technology to enhance its electrodes, and most NDM electrodes have ClearSite gel bonded directly onto the active portion of the electrode patch. In addition to the characteristics discussed above, ClearSite is an excellent conductor of electricity. By bonding ClearSite onto the electrode patch, NDM has provided a dry gel conductor for adult monitoring electrodes. As a result, NDM's electrodes are comfortable to the patient, do not require the typical clean-up of a wet gel and are convenient for the medical technician. The Company recently introduced its Silvon(R) foam electrode and Plia-Cell(R) cloth electrode, both of which are X-Ray translucent and are designed to provide a standard adult monitoring electrode for use in a variety of applications.

         NDM's line of disposable, pregelled electrodes include cloth and foam monitoring electrodes, stress and diagnostic electrodes and specialty electrodes, such as, peripheral nerve stimulation electrodes, X-Ray translucent electrodes and pediatric and neonatal electrodes. NDM's research and development activities and the development of ClearSite hydrogel has led to advancements in NDM's electrodes. NDM's Silvon(R) foam electrode and Plia-Cell(R) cloth electrode contain a carbon stud, rather than a metal stud, which makes these electrodes X-Ray translucent. The Silvon diaphoretic and Plia-Cell diaphoretic electrodes have a specially formulated adhesive to withstand the effects of heavy perspiration. In order to contain costs, hospitals are reducing the number of vendors from whom they purchase supplies and the number of products they purchase. NDM developed the Silvon and Plia-Cell electrodes to provide a standard adult monitoring electrode that could be used in a variety of hospital applications. The Company has also recently introduced its Profile electrode which has the same design as the Silvon and Plia-Cell electrodes, except that the Profile electrode has a metal stud.

         NDM also manufactures and markets ECG monitoring cables, reusable and disposable lead wire products and accessories. ECG cables and lead wires are reusable products designed to transmit ECG signals from the heart (converted into electrical signals by an electrode) to an ECG monitor or recorder. Lead wires connected directly to the electrodes are plugged into the patient end of the cable. Cables are designed to accept from three to fifteen lead wires depending on the level of monitoring required. The machine end of the cable plugs directly into the receptacle of the monitoring equipment. NDM produces radio translucent lead wires that are non-metallic and do not obstruct the view under the X-Ray or fluoroscope.

         NDM's electrosurgical products consist of electrosurgical grounding pads, pencils and generators and Endoflex flexible retractors for minimally invasive surgery. According to industry estimates, approximately 22 million surgical procedures were performed in 1993, approximately 65% of which involved electrosurgery. It is estimated that by 1995, 20% - 25% of all surgical procedures will be performed laparoscopically (a minimally invasive technique in which small incisions are made in the body and surgical procedures are performed through small tubes inserted in the incisions). NDM expects the increase in minimally invasive procedures to increase demand for its grounding pads, generator and Endoflex products, but to reduce demand for its electrosurgical pencils. According to industry estimates, the worldwide market for the electrosurgical products offered by NDM was approximately $160 million in 1992 (including approximately $70 million in grounding pads, $40 million in generators, and $50 million in electrosurgical pencils).

         NDM manufactures and sells two disposable grounding pad products which return the electric current from the patient to the generator: the Neoflex(R) conductive grounding pad and the DiaTemp II(R) capacitively-coupled dispersive grounding pad. The Neoflex incorporates NDM's ClearSite hydrogel technology which enhances conductivity, optimizes patient skin contact and removes easily without leaving residue. Both models can be used with most available generators. The DiaTemp II pad has an adhesive dielectric membrane which disperses electrical current evenly over the entire membrane surface for uniform heating, reducing the risk of patient skin burns. NDM believes that the DiaTemp II is the most cost-effective and safest grounding pad in the industry, and NDM has been issued patents which cover various aspects of the dispersive technology.

         NDM's PowerPoint electrosurgical pencils are hand-held surgical devices used by the surgeon to apply the RF current to the surgical site. The pencil is available in three configurations to accommodate surgeon preference (rocker switch, push-button switch and foot switch).

         NDM markets and sells an electrosurgical generator, the PowerPoint(TM) 1000, which is manufactured on an OEM basis for NDM by a third party. The PowerPoint 1000, which is designed for general operating room use, has adjustable power settings for cutting only, a combination of cutting and coagulating, and pinpoint and spray fulguration. The PowerPoint 1000 operates in the monopolar and bipolar modes and can be used with most electrosurgical accessories and supplies, whether manufactured by NDM or other companies.

         NDM also markets Endoflex flexible retractors for organ retraction and manipulation in minimally invasive surgery. Endoflex is a surgical retractor that consists of a straight shaft with an activation handle at the proximal end and a flexible, segmented portion at the distal end. The segmented portion takes a pre-formed shape when activated. This design allows the instrument to be inserted into a cannula during a laparoscopic procedure, after which the surgeon forms it into one of a series of hooks, angled hooks, triangular retractors and mildly curved instruments. Each one of the instruments enables the surgeon to hold tissues and retract or manipulate organs in much the same way as a surgeon's hands and fingers would in an open procedure.

         Critical care products generated revenues of approximately $31,386,000, $29,969,000 and $28,430,000 in the fiscal years ended December 31, 1992, 1993 and 1994, respectively.

Marketing And Distribution

         The principal United States market for NDM's products are hospitals and alternate care sites, such as clinics, physician offices, ambulatory surgery centers and nursing homes. NDM's sales activities are directed by its Vice President of Sales who manages approximately 30 direct sales personnel. The Company also maintains customer service and telemarketing functions at its office in Dayton, Ohio to support the sales staff. NDM's Vice President of Marketing manages the marketing department, which also includes a number of product managers. The marketing department is responsible for marketing activities for both the patient care and critical care divisions, including clinical studies, advertising promotion and other related marketing functions.

         The field sales force is trained in the technical aspects of NDM's products and their uses. They provide hospital personnel with information relating to the technical features and benefits of NDM's products. The field sales force also coordinates sales efforts within geographic territories, works with distributors and maintains relationships with the hospitals and alternate care sites. While NDM's sales efforts are directed towards hospitals and alternate care sites, NDM's products are generally purchased by hospitals through distributors. NDM normally sells its products in the United States to distributors which then resell the products to hospitals and alternate care sites. The Company generally sells capital equipment, such as generators and foot pumps, directly to hospitals and alternate care sites.

         NDM's marketing programs include development of product literature, attendance at major national and international medical conventions, sponsoring clinical studies, direct mail advertising, telemarketing, promoting publication of abstracts and journal articles demonstrating the effectiveness of NDM's products and other various promotional and product support activities. For example, several studies have been conducted demonstrating the effectiveness of ClearSite hydrogel wound dressing products. NDM is committed to sponsoring studies for its hydrogel wound dressings and its Act One Foot Pump.

         In recent years, the distribution of medical products to hospitals in the United States has been characterized by significant consolidation, primarily to reduce inventory and purchasing costs. To increase efficiency, hospitals generally purchase most of their medical products directly from a limited number of large distributors. The largest distributors of medical products in the United States are Baxter Healthcare, Owens & Minor and General Medical. In addition, hospitals have been forming large national and regional buying groups in order to purchase products at more favorable prices. Alternate care sites generally purchase medical products through these large distributors, as well as a larger number of smaller regional distributors.

         In addition to the distribution agreement NDM has with Baxter, which is discussed below, NDM has entered into non-exclusive distribution agreements for hospital sales with Owens & Minor, General Medical, Colonial, Burrows and Medix. NDM has also entered into oral agreements with over 50 independent, non-exclusive distributors who sell NDM's products primarily to alternate care sites. Some of these alternate care site distributors may eventually sell products to some hospitals, as well. NDM has also entered into written agreements with a number of national hospital buying groups.

         NDM recently exercised its right to extend the distribution agreement with Baxter through December 31, 1995; however, under the current terms of the extension, Baxter's margins will increase, resulting in an expected additional cost to NDM of approximately $700,000 in 1995. NDM and Baxter are currently negotiating a new distribution agreement which, if consummated on proposed terms, would produce generally comparable margins for NDM in 1995 as in 1994. Under the current agreement, Baxter has the exclusive right to distribute the Company's critical care products to approximately one thousand U.S. hospitals that were customers of Baxter on January 1, 1992, and the Company has the exclusive right to provide those products to Baxter. Baxter also has the non-exclusive right to distribute the Company's critical care products to other U.S. hospitals and the non-exclusive right to distribute the Company's patient care products to U.S. hospitals. Virtually all sales of NDM's disposable products to U.S. hospitals are made through major hospital distributors. Baxter is by far the largest distributor of NDM's products, accounting for approximately 95% of NDM's sales to U.S. hospitals. NDM has taken steps to reduce its dependence on Baxter by selling its products through other distributors and plans to continue to broaden its distribution network. NDM estimates that Baxter currently controls approximately 30% of the market for distribution of medical products to United States hospitals. There can be no assurance that NDM will be able to negotiate a new agreement with Baxter on terms favorable to NDM or that Baxter will continue to distribute the Company's products. If NDM is unable to negotiate an agreement with Baxter satisfactory to NDM, the Company would be materially adversely affected.

         The Company's European sales consist primarily of patient care products which are distributed through independent distributors. NDM's distributor in the United Kingdom assists NDM in managing NDM's network of European distributors. NDM currently has written agreements with international distributors covering Japan, Germany, Austria, Belgium, Australia, Luxembourg, the United Kingdom, The Netherlands, Denmark, and New Zealand and oral agreements with international distributors covering various other countries. NDM also manufactures its hydrogel wound dressing products on an OEM basis for some of its distributors and competitors.

Competition

         The medical device industry is intensely competitive in almost all segments and tends to be dominated in large, more mature markets by a relatively small group of large, well-financed companies. Most of NDM's competitors have significantly greater financial, marketing and other resources than NDM. NDM also competes with smaller, more entrepreneurial companies, some of which are better financed than NDM and already have established positions in certain markets. The Company believes that it competes favorably in its current markets based on product quality, technology and pricing. Furthermore, the health care industry is currently undergoing significant consolidation in part to control health care costs. In particular, Conmed Corp. recently announced that it has agreed to acquire Birtcher Medical Systems, Inc., both of which are competitors of the Company.

         Patient Care Division

         NDM estimates that hydrocolloid products currently account for approximately 95% of the absorbent occlusive dressing market, of which hydrogel wound dressing products are a part. The dominant competitor in the occlusive dressing market is Convatec Inc., a division of Bristol-Meyers Squibb Company, which produces the hydrocolloid product Duoderm. NDM estimates that Duoderm accounts for up to 75% of the hydrocolloid segment of this market and generates annual revenues greater than $100 million. NDM believes that the remainder of the hydrocolloid market is shared among a number of other manufacturers, none of which has a significant market share. NDM's primary competition for moist wound dressing products, which are gel-based technologies, include Vigilon Products manufactured by Bard Home Health Inc., NuGel(R), manufactured by Johnson &
Johnson Medical Products, Inc., and Elastogel(R) manufactured by Southwest Technology.

         NDM estimates that The Kendall Company currently has approximately 80% of the U.S. market for compression pumps. In addition, Kendall distributes in the U.S. the foot pump manufactured by NovaMedix Ltd., which is the subject of a patent infringement involving the Company. See Item 3 - Legal Proceedings. The Company believes that its foot pump has superior technology and will be able to compete effectively with the NovaMedix foot pump.

         Critical Care Division

         The principal competitors in the electrode market are 3M Corporation, Conmed Corporation and Graphic Controls Inc., with 3M controlling approximately 30% of the market. NDM believes that it currently has the third largest market share, with approximately 14% of the market. Electrodes have become a "competitive" product, and the Company believes that cost will be an important competitive factor in this market as a result of continuing cost control efforts by hospitals. NDM has taken measures that it believes will improve its competitive position by incorporating hydrogel technology into all of its electrodes, lowering production costs, providing a standardized adult monitoring electrode for use in a wide variety of applications and consolidating redundant product lines. The installation of new automated production equipment in December 1993 has reduced NDM's manufacturing cost significantly. NDM believes that it is one of the most efficient manufacturers of electrodes.

         NDM's principal competitor for cable and wire products is Tronomed Inc., a subsidiary of Graphic Controls. NDM believes that competitive pricing and new product features are critical to the success of its cable and wire product products, as well as enhancing sales of its ECG electrodes.

         NDM's principal competitors in the electrosurgical market are ValleyLab, a division of Pfizer, Inc., Birtcher Medical Systems, Inc., Zimmer, 3M Corporation, and Conmed Corporation. NDM estimates that ValleyLab controls approximately 55%-65% of the segments of the electrosurgical market in which NDM competes. NDM does not have a significant market share in any of these segments.

Manufacturing And Supplies

         NDM manufactures or assembles its products at its facility in Dayton, Ohio. NDM's vertically integrated manufacturing process allows it to obtain cost efficiencies by purchasing raw materials for its hydrogel and electrode products in bulk and converting those materials into the parts and pieces used in final assembly. NDM uses various manual, semi-automated and automated equipment for fabrication and assembly of its products and is continuing to further automate its facilities to remain competitive. In December 1993, NDM installed new automated equipment for the production of its newest electrodes, which has resulted in significant savings in production costs. As a result, the Company believes that it is one of the most efficient manufacturers of electrodes in the United States.

         NDM purchases virtually all of the raw materials for its products from domestic suppliers. Although the Company has multiple sources or has identified second sources for most of these raw materials, it has only one source for certain raw materials used in the production of some of its products. The Company is seeking second sources for all of the single-sourced raw materials used in its products, although there can be no assurance that NDM will be able to obtain suitable second sources. To the Company's knowledge, other electrode manufacturers, as well as NDM, are dependent on the same single sources for certain components used in electrodes. NDM is also dependent on these suppliers for certain components used in its grounding pads. In addition, certain suppliers have recently indicated a reluctance to supply raw materials to the medical industry due to the risk of liability to these suppliers. The failure of any one of the Company's sole sources of critical raw materials to supply such materials would have a material adverse effect on the Company.

Research And Development

         NDM believes that its research and development capability is an asset which will be critical to its future growth. NDM conducts research and development primarily at its facility in Dayton, Ohio, although the various clinical studies which it sponsors are generally conducted in laboratories and clinics at universities and hospitals around the world. NDM's research and development is focused on improving and expanding existing product lines and developing new products. NDM has developed most of its products internally, including the ClearSite hydrogel technology, which NDM initially developed to improve its electrodes. NDM has also invested significant research and development resources in its adhesive technology which is used in ClearSite hydrogel, electrodes and electrosurgical grounding pads. NDM also developed its electrodes internally.

         NDM's  research  and  development   expenditures   were   approximately
$885,000, $1,036,000 and $1,145,000 in the fiscal years ended December 31, 1992,
1993 and 1994, respectively.

Patents and Proprietary Protection

         NDM seeks to protect its intellectual property through the use of patents, trade secrets, trademarks, and copyrights. NDM believes that reliance upon trade secrets and unpatented proprietary know-how, the improvement of existing products, and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. Nevertheless, NDM has obtained and will continue to seek patents, when available, in connection with its product development program. Although NDM has been granted United States patents on certain features of its products, and has applied for others, there can be no assurance that any patent held by the Company will be valid or otherwise of value to the Company or that any patent application currently pending will be granted. In addition, a number of the Company's patents covering its electrodes will expire over the next several years. Even with significant patent protection, the Company may be vulnerable to competitors who attempt to copy its products. While the Company has successfully defended and enforced its patents in the past, there can be no assurance that the Company will be able to do so in the future. The Company also relies extensively on trade secrets and unpatented proprietary know-how, particularly in the formulation and production of its hydrogel technology. There can be no assurance that the Company will be successful in protecting its trade secrets and unpatented proprietary know-how. While the Company believes it has all rights necessary to manufacture and sell its current products without infringement of patents held by others, the Company has not conducted a formal infringement search and there can be no assurance that such conflicting rights do not exist. In particular, NDM is currently defending a patent infringement action brought by Novamedix Limited relating to NDM's Act One Foot Pump. NDM has obtained an opinion from its patent counsel that NDM's foot pump does not infringe the Novamedix patent, and NDM is vigorously defending its position. If NDM is unsuccessful in defending its position, NDM's strategy with respect to its Act One Foot Pump would be adversely affected.

         NDM has obtained a number of registered trademarks including NDM, ClearSite, Silvon, Plia-Cell, ResTest, Accutac, NDM High Demand, TenderTrace, Nu-Connect, V-Trace, Neoflex, DiaTemp and PowerPoint. NDM has filed trademark applications on Hydrogauze, PinSite and Profile. In addition, NDM has filed trademark applications on some of its other products and in certain foreign countries.

Regulation

         The medical devices manufactured and marketed by NDM are subject to regulation by the United States Food and Drug Administration ("FDA") and, in some instances, by state and foreign authorities. Pursuant to the Medical Device Amendments of 1976 ("1976 Amendments") to the Federal Food, Drug and Cosmetic Act, and regulations promulgated thereunder, medical devices intended for human use are classified into three categories (Classes I, II, and III), depending upon the degree of regulatory control to which they would be subject. NDM's current products have been classified as Class I or Class II devices.

         If a new device, irrespective of whether it is a Class I or II device, is substantially equivalent to an existing device that has been continuously marketed since the effective date of the 1986 Amendments (May 28, 1976) (a "Substantially Equivalent Device"), FDA requirements may be satisfied through a Premarket Notification Submission (a "510(k) Submission"), under which the applicant provides product information supporting its claim of substantial equivalence. In a 510(k) Submission, the FDA may also require that it be provided with clinical test results demonstrating the safety and efficacy of the device. If a medical device does not qualify for the 510(k) Submission procedure, the manufacturer must file a pre-market approval application, which requires more extensive testing than the 510(k) Submission process and involves a significantly longer FDA review process. NDM regularly files 510(k) Submissions for new products and improvements to existing products.

         Although the 510(k) Submission process was originally designed to be relatively fast, recent legislation, regulations, and policy decisions by the FDA have made the 510(k) Submission process substantially more difficult and time-consuming than in the past. There can be no assurance that NDM or any other manufacturer of medical equipment will be able to obtain clearances or approvals for new products or product improvements in the future on a timely basis, or at all. Any significant delay in obtaining the necessary approvals could have a material adverse effect on NDM.

         As a manufacturer of medical devices, NDM is also subject to certain other FDA regulations and its manufacturing processes and facilities are subject to continuing review by the FDA to ensure compliance with Good Manufacturing Practices regulations. NDM believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations. The Company underwent a GMP inspection in February 1994 and was found to be in compliance with GMP regulations.

         NDM's products are also subject to regulation in foreign countries.

Employees

         As of December 31, 1994, NDM had approximately 204 full-time employees, including 10 in research and development, 125 in manufacturing, 41 in sales and marketing, and 28 in general and administrative functions.

Item 2.   PROPERTIES.

         NDM's administrative, manufacturing, and research and development facilities are located at 3040 East River Road, Dayton, Ohio 45439. The facilities consist of approximately 100,000 square feet and are owned by NDM.

Item 3.   LEGAL PROCEEDINGS.

         On April 8, 1994, Aspen Laboratories, Inc. ("Aspen") filed an action against NDM in the United States District Court for the Southern District of Ohio (Western Division-Dayton) Civil Action No. C-3-94-152. Among other things, the complaint alleges that (i) Aspen is the sole owner of all right, title and interest in and to a certain patent and invention pursuant to a patent duly and legally issued by the U.S. Patent and Trademark Office entitled "return electrode contact monitor" (the "Patent"), (ii) NDM is offering for sale and selling under the NDM name certain return electrode contact monitors which infringe claims of the Patent, and (iii) NDM's actions have encouraged, aided, abetted and actively induced infringement by others and/or have contributed to infringement by others of the Patent. Aspen's claims for relief include, among other things, that NDM be enjoined against infringing, inducing others to infringe, or contributing to the infringement by others upon the Patent and that an accounting of all NDM's sales and profits derived from the infringement be undertaken, and that Aspen be compensated in damage for such infringement. This action has been stayed pending resolution of other litigation, in which NDM is not a party, involving similar issues. Aspen's parent corporation ConMed has acquired Birtcher Medical Systems, which manufactures the product for NDM on an OEM basis. Accordingly, the Company believed this lawsuit will be dismissed.

         On June 10, 1994, NovaMedix, Limited filed an action against NDM, Vesta Healthcare, Inc. and the Hall Company, in United States District Court for the Southern District of Ohio, Western Division at Dayton, Civil Action No. C-3-94-251. NovaMedix alleges that defendants are infringing upon several patents by making, using and selling medical devices, including NDM's Act One Foot Pump and associated inflatable bladders and slippers embodying the patent inventions without license from NovaMedix. NovaMedix seeks an injunction against defendants from further infringement of the patents, damages for the alleged infringement in an amount not less than a reasonable royalty with interest, and triple damages for the alleged willful and deliberate nature of the infringement, together with an award to NovaMedix of its reasonable attorneys fees. NDM has obtained an opinion from its patent counsel that the Act One Foot Pump does not infringe the NovaMedix patent, and NDM is vigorously defending its position.

         In October 1994, NovaMedix filed a similar action NDM in the United Kingdom relating to a U.K. patent that would affect marketing the product in the U.K. The Company does not believe that it infringes the U.K. patent and is vigorously defending its position. NDM has answered these complaints and expects a trial in the United Kingdom in June 1995.

Item 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this Annual Report.

                                    PART II

Item 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
         SECURITY  HOLDER MATTERS.

Market Information

         As of March 31, 1995, 4,311,977 shares of Common Stock were issued and outstanding. There is currently no established trading market. Pursuant to the Plan of Reorganization, the Company intends to submit an application for inclusion of the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System. See "BUSINESS- Background." However, there can be no assurance that such application will be approved, and until such time the Company expects the Common Stock to be traded on local over-the-counter markets.

Holders

         Following the distribution of the Common Stock pursuant to the Plan of Reorganization, the Company expects to have approximately 1,000 shareholders of record.

Dividends

         The Company currently intends to retain any future earnings to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company is prohibited under its credit facility from paying dividends on its Common Stock without the consent of the lender.


Item 6.   SELECTED FINANCIAL DATA.

         The selected consolidated financial data on the following page for, and as of the end of, each of the years in the four year period ended December 31, 1993 as well as the selected consolidated financial data for the periods ended October 14, 1994 and December 31, 1994, have been derived from the consolidated financial statements of MEI Diversified and New Dimensions In Medicine, Inc., which have been audited by Arthur Andersen LLP, independent public accountants. The auditor's report on MEI Diversified is qualified due to an inability to obtain written representations regarding certain matters from MEI Diversified Management. The auditor's reports for both MEI Diversified and New Dimensions In Medicine, Inc. contain an explanatory paragraph related to their ability to continue as a going concern. The selected consolidated financial data as of October 15, 1994 and December 31, 1994 have been derived from the consolidated balance sheets of New Dimensions In Medicine, Inc., which have been audited by Arthur Andersen LLP, independent public accountants. This report also contains an explanatory paragraph related to the ability of New Dimensions In Medicine, Inc. to continue as a going concern. The consolidated balance sheets of New Dimensions In Medicine, Inc. as of October 15, 1994 and December 31, 1994 and the consolidated financial statements for the 10-week period ending December 31, 1994, and the consolidated financial statements of MEI Diversified Inc. as of October 14, 1994 and December 31, 1993 and for the 42 weeks ended October 14, 1994 and for each of the years in the two year period ended December 31, 1993, and the reports thereon, are included elsewhere in this Annual Report. The selected consolidated financial data information is qualified in its entirety by reference to such consolidated financial statements and should be read in conjunction with the consolidated financial statements included in or incorporated by reference into this Annual Report.

         Effective as of October 15, 1994, the day after the effective date of the Plan of Reorganization, the Company adopted "fresh start" accounting for financial reporting purposes in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The effect of the adoption of Statement of Position 90-7 is reflected in the Company's consolidated balance sheet as of October 15, 1994. Accordingly, the Company's consolidated balance sheet at and after October 15, 1994 and its consolidated statements of operations, cash flows and changes in stockholders' equity for the periods thereafter are not, and will not be, comparable to the consolidated financial statements of MEI Diversified Inc. for the periods prior to October 15, 1994, that are set forth below and certain of which are included elsewhere in this Annual Report. The consolidated balance sheets of New Dimensions In Medicine, Inc., and the consolidated financial statements of MEI Diversified Inc. and the notes thereto should be referred to for additional information on certain of the periods presented on the following page.

Statements of Operations Data:
(All Data Except Per Share Data in Thousands)

                                                       Post                                              Pre
                                                   Reorganization                                  Reorganization
                                                   --------------               ---------------------------------------------------
                                                     10 Weeks       42 Weeks
                                                       Ended          Ended                   Year Ended December 31,
                                                   December 31,    October 14,  ---------------------------------------------------
                                                       1994           1994        1993         1992            1991          1990
                                                    ---------      ---------    ---------    ---------       ---------    ---------
Revenues ........................................   $   7,398      $  24,882    $  33,281    $  32,766       $  32,512    $  15,596
Operating income (loss) .........................         586         (4,516)      (2,372)        (853)         (1,797)      (2,887)
Income (loss) from continuing operations ........         252        (15,275)     (11,281)      (7,002)         (8,039)      (5,847)
Income (loss) from discontinued
  operations ....................................        --              352       (4,021)    (103,218)(1)      (4,611)      (6,097)
Net income (loss) ...............................         252        (14,923)     (15,302)    (110,220)        (12,650)     (11,944)
Per common share:
  Income (loss) from --
    continuing operations .......................          06           (.82)        (.60)        (.37)           (.43)        (.30)
    discontinued operations .....................        --              .02         (.22)       (5.53)           (.24)        (.32)
  Net income (loss) .............................          06           (.80)        (.82)       (5.90)           (.67)        (.62)
Weighted average number of
 common shares outstanding ......................       4,312(2)      18,686       18,686       18,685          18,746       19,206

----------------
(1) Primarily represents losses incurred in connection with the discontinuance of the professional beauty salon operations.

(2) As of December 31, 1994, the Company was still in the process of distributing the shares of common stock to shareholders. For financial reporting purposes, net income per share has been computed based upon the weighted average number of shares outstanding during the period on a pro forma basis.

Balance Sheet Data:
(In Thousands)

                                                         Post                                            Pre
                                                    Reorganization                                  Reorganization
                                                    --------------               ---------------------------------------------------
                                                                    Fresh-Start                    Historical as of
                                                                       As Of                         December 31,
                                                      December 31,  October 15,  ---------------------------------------------------
                                                          1994         1994         1993          1992          1991         1990
                                                        ---------    ---------    ---------     ---------     ---------    ---------
Working capital (deficit) ..........................    $   3,485    $   3,169    $   8,298     $(103,264)    $  25,640    $  41,739
Total assets .......................................       34,425       35,677       85,132        90,605       190,650      274,586
Pre-petition liabilities
  subject to compromise ............................         --           --        116,327          --            --           --
Long-term debt, less current maturities ............        5,204        5,605            9          --         101,362      115,875
Stockholders' equity ...............................       18,752       18,500      (50,513)      (35,211)       74,963       86,429

                        PRO FORMA FINANCIAL INFORMATION

         The following pro forma consolidated balance sheet gives effect to the Plan of Reorganization as of October 15, 1994, the day after the effective date of the Plan of Reorganization. The pro forma consolidated balance sheet has been prepared on the "fresh-start" basis of accounting prescribed by American Institute of Certified Public Accountants Statement of Position 90-7, on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. The unaudited pro forma statements of operations for the 42 weeks ended October 14, 1994, and the year ended December 31, 1993 give effect to the Plan of Reorganization as if it had occurred, and such transactions had been consummated as of January 1, 1993. The following pro forma financial information does not purport to represent what the Company's actual results of operations or financial position would have been had the effective date in fact occurred, and had such transactions in fact been consummated, at the beginning of each of these periods. The pro forma financial information does not give effect to any transactions other than those included in the Plan of Reorganization and those discussed in the accompanying Notes to Financial Information, or to the Company's results of operations since October 15, 1994.

         The following financial information is based upon the historical financial statements of MEI Diversified Inc. as of and for the 42 weeks ended October 14, 1994 and for the year ended December 31, 1993 included elsewhere in this Annual Report, and should be read in conjunction with such historical financial statements, the related notes, and the other information contained in this Annual Report.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                                                       MEI           Consummation
                                                                 Diversified Inc.     of Plan of        Fresh       New Dimensions
Assets                                                              Historical      Reorganization      Start      In Medicine, Inc.
                                                                 ----------------   --------------    ---------    -----------------
Current assets:
    Cash and cash equivalents ..................................    $   2,647        $  (1,847)(1)    $       0        $     800
    Marketable securities ......................................        8,500           (8,500)(1)            0                0
    Receivables, net ...........................................        4,743             (334)(1)            0            4,409
    Receivable from Diversified Liquidating Trust ..............            0            1,258                0            1,258
    Inventories ................................................        8,183             (204)(1)            0            7,979
    Prepaid expenses and other current assets ..................          375              (80)(1)            0              295
                                                                    ---------        ---------        ---------        ---------
        Total current assets ...................................       24,448           (9,707)               0           14,741
Property, plant and equipment, net .............................       16,853           (5,319)(1)            0           11,534
Nonoperating real estate .......................................        4,462           (4,462)(1)            0                0
Goodwill, net of accumulated amortization ......................       24,990                0          (24,990)(4)            0
Other assets, primarily intangibles ............................        4,255           (1,774)(1)        6,921 (3)        9,402
                                                                    ---------        ---------        ---------        ---------
        Total assets ...........................................    $  75,008        $ (21,262)       $ (18,069)       $  35,677
                                                                    =========        =========        =========        =========

(Continued)

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                                                       MEI           Consummation
                                                                 Diversified Inc.     of Plan of        Fresh       New Dimensions
Assets                                                              Historical      Reorganization      Start      In Medicine, Inc.
                                                                 ----------------   --------------    ---------    -----------------
Liabilities and Stockholders' Equity

Current liabilities:
    Revolving line of credit ...................................    $   2,500        $       0        $       0        $   2,500
    Current maturities of long-term debt .......................          826              (20)(1)            0              806
    Accounts payable ...........................................        4,982             (876)(1)            0            4,106
    Accrued compensation and benefits ..........................        1,862                0                0            1,862
    Pre-petition liabilities not subject to compromise .........        1,993           (1,993)(1)            0                0
    Other accrued liabilities ..................................        4,468           (2,170)(1)            0            2,298
                                                                    ---------        ---------        ---------        ---------
        Total current liabilities ..............................       16,631           (5,059)               0           11,572
Long-term debt, less current maturities ........................        5,605                0                0            5,605
Pre-petition liabilities subject to compromise .................      116,773         (116,773)(1)            0                0
Deferred liabilities ...........................................          285             (285)(1)            0                0
                                                                    ---------        ---------        ---------        ---------
        Total liabilities ......................................      139,294         (122,117)               0           17,177
                                                                    =========        =========        =========        =========

Stockholders' equity:
    Common stock, $.05 par value ...............................          962             (962)(5)            0                0
    Common stock, $.01 par value ...............................            0               45 (1)            0               45
    Common stock warrants ......................................        2,300           (2,300)(5)            0                0
    Unrealized gain on marketable securities ...................        1,150           (1,150)(5)            0                0
    Additional paid-in capital .................................       85,687           18,455 (1)            0
                                                                      (85,687)(5)            0           18,455
    Retained earnings (accumulated deficit) ....................     (151,739)          81,097 (1)            0
                                                                                        87,453 (5)            0
                                                                                         1,258 (2)      (24,990)(4)
                                                                                             0            6,921 (3)            0
    Treasury stock, 562,000 shares, at cost ....................       (2,646)           2,646 (5)            0                0
                                                                    ---------        ---------        ---------        ---------
        Total stockholders' equity .............................      (64,286)         100,855          (18,069)          18,500
                                                                    ---------        ---------        ---------        ---------
                                                                    $  75,008        $ (21,262)       $ (18,069)       $  35,677
                                                                    =========        =========        =========        =========

           See Accompanying Notes to Pro Forma Financial Information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

(1)  To record the following  transactions  made in connection  with the Plan of
     Reorganization:
     a) the transfer of assets and liabilities from MEI Diversified Inc. to various Liquidating Trusts established under the Plan of Reorganization; and
     b) the issuance of New Dimensions In Medicine, Inc. Common Stock including the associated additional paid in capital in connection with the Plan of Reorganization.

(2) To record amounts receivable from the Diversified Liquidating Trust pursuant to the Plan of Reorganization.

(3) To record adjustments to state the Company's intangible assets at their fair values.

(4) To record the write-off of goodwill in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

(5)  To write off the historical capital structure of the Company.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                            For the 42 Weeks Ended October 14, 1994                 For the Year Ended December 31, 1993
                         ----------------------------------------------    ------------------------------------------------------
                                                               New                                                      New
                                MEI                       Dimensions In           MEI                              Dimensions In
                         Diversified Inc.   Pro Forma    Medicine, Inc.    Diversified Inc.     Pro Forma          Medicine, Inc.
                            Historical     Adjustments      Pro Forma         Historical       Adjustments           Pro Forma
                            ----------     -----------      ---------         ----------       -----------           ---------
Revenues ................   $24,882      $     0              $24,882          $33,281         $      0               $33,281
                            -------      -------              -------          -------         --------               -------
Costs and expenses:
 Cost of sales ..........    14,632         (882)(5)                            19,277           (1,011)(5)
                                             866 (4)           14,616                               885 (4)            19,151
 Operating expenses .....    12,746         (220)(5)                            12,648             (253)(5)
                                             216 (4)                                                221 (4)
                                                                                                    (86)(6)
                                                                                                    138 (7)
                                            (415)(6)
                                             204 (7)           12,531
 Corporate general and
  administrative
  expenses ..............     1,214       (1,214)(1)                0            2,500           (2,500)(1)                 0
 Amortization
  of intangible
  assets ...............        806         (806)(2)                             1,228           (1,228)(2)
                                             587 (3)              587                               742 (3)               742
                            -------      -------              -------          -------         --------               -------
Total costs and
 expenses ..............     29,398       (1,664)              27,734           35,653           (3,092)               32,561
Operating income
 (loss) ................     (4,516)       1,664               (2,852)          (2,372)           3,092                   720
 Interest expense ......       (371)           1 (1)             (370)          (1,897)           1,620 (1)              (277)
 Interest income .......        127         (112)(1)               15              239             (165)(1)                74
 Gain (loss) on
  marketable
  securities ...........          0            0                    0             (700)             700 (1)                 0
 Other (expense)
  income, net ..........     (6,599)       6,440 (1)             (159)            (768)             423 (1)              (345)
                            -------      -------              -------          -------         --------               -------
Income (loss)
 from continuing
 operations before
 income taxes and
 reorganization items ..    (11,359)       7,993               (3,366)          (5,498)           5,670                   172
Reorganization items:
 Professional fees .....     (3,949)       3,949 (1)                0           (5,883)           5,883 (1)                 0
 Interest earned on
  accumulated cash .....         33          (33)(1)                0              100             (100)(1)                 0
                            -------      -------              -------          -------         --------               -------
Income (loss)
 from continuing
 operations ............   $(15,275)     $11,909              $(3,366)        $(11,281)         $11,453                  $172
                           ========      =======              =======         ========          =======                  ====

(Continued)
                                 (In Thousands)

                            For the Quarter Ended December 31, 1993
                         ----------------------------------------------
                                                               New
                                MEI                       Dimensions In
                         Diversified Inc.   Pro Forma    Medicine, Inc.
                            Historical     Adjustments      Pro Forma
                            ----------     -----------      ---------
Revenues .................    $8,371      $    0                 $8,371
                              ------      ------                 ------
Costs and expenses:
 Cost of sales ...........     4,600        (167)(5)
                                             221 (4)              4,654
 Operating expenses ......     3,836         (42)(5)
                                              55 (4)
                                             (21)(6)
                                              34 (7)              3,862
                                            (415)(6)
 Corporate  general and
  administrative
  expenses ...............      522         (522)(1)                  0
 Amortization
  of intangible
  assets .................      315         (314)(2)
                                             185 (3)                186
                              ------      ------                 ------
Total costs and
 expenses ................    9,273         (570)                 8,703
                              ------      ------                 ------
Operating income
 (loss) ..................     (902)         570                   (332)
 Interest expense ........      (76)           1 (1)                (75)
 Interest income .........     (214)         220 (1)                  6
 Gain (loss) on
  marketable
  securities .............     (700)         700 (1)                  0
 Other (expense)
  income, net ............     (560)         166 (1)               (394)
                              ------      ------                 ------
Income (loss)
 from continuing
 operations before
 income taxes and
 reorganization items ....   (2,452)       1,657                   (795)
Reorganization items:
 Professional fees .......   (1,127)       1,127 (1)                  0
 Interest earned on
  accumulated cash .......       20          (20)(1)                  0
                              ------      ------                 ------
Income (loss)
 from continuing
 operations                 $(3,559)      $2,764                  $(795)
                            =======       ======                  =====

      See Accompanying Notes to Unaudited Pro Forma Financial Information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(1) To eliminate the profit and loss effect of former MEI Diversified Inc. subsidiaries as their assets and liabilities have been transferred into the various Liquidating Trusts established under the Plan of Reorganization.

(2) To reverse the historical amortization of the excess of cost over fair value of assets acquired and of other intangible assets. Intangible assets include patents and trademarks and are amortized on a straight-line basis over the legal or estimated remaining useful lives of 10 to 15 years.

(3) To record amortization expense based on the revised fair value of intangible assets (patents and trademarks).

(4) To record depreciation expense based on the revised fair value basis of property, plant and equipment.

(5)  To reverse the historical depreciation on property, plant and equipment.

(6) To reverse the historical amortization expense of start up, marketing and regulatory costs incurred related to new product introductions which were amortized over 36 months.

(7) To record start up, marketing and regulatory costs incurred related to new product introductions based on the revised fair value of these costs.

Item 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND  RESULTS OF OPERATIONS.

Introduction

         On February 23, 1993, MEI Diversified and certain of its subsidiaries, MEI Salon Corp., Essanelle Salon Co., The Glemby Company, Inc., Maxim's Beauty Salons, Inc., Sophia Beauty Salons (NY), Inc., Glemby International Washington, Inc., Glemby International Missouri, Inc. and Salon Service, Inc. filed voluntary petitions in U. S. Bankruptcy Court (the "Bankruptcy Court") seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code"). The above filing did not include NDM Acquisition Corp., a former subsidiary of MEI Diversified in which NDM's business had been conducted ("Old NDM") or MEI Diversified's Canadian beauty salon subsidiaries. On September 28, 1994, the Bankruptcy Court extended an order confirming the Plan of Reorganization, and it became effective on October 14, 1994.

         On October 14, 1994, Old NDM was merged into MEI Diversified, with MEI Diversified being the surviving corporation, pursuant to the Plan of Reorganization. In connection with the merger, MEI Diversified restated its Certificate of Incorporation and changed its name to "New Dimensions In Medicine, Inc." The Company is continuing the business operations of Old NDM. Effective as of October 15, 1994, NDM adopted "fresh start" accounting for financial reporting purposes in accordance with the American Institute of Certified Public Accounts Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The effect of the adoption of Statement of Position 90-7 is reflected in NDM's Consolidated Balance Sheet as of October 15, 1994. Accordingly, NDM's Consolidated Balance Sheet at and after October 15, 1994 and its Consolidated Statements of Operations, Cash Flows and Changes in Stockholders' Equity for the periods thereafter are not, and will not be, comparable to the Consolidated Financial Statements of MEI Diversified for the periods prior to October 14, 1994.

         The consolidated financial statements included herein have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The financial statements reflect the operations of the professional beauty salon subsidiaries as a discontinued operation as a result of the December 1993 sale of the net assets of MEI Salon Corp. and its subsidiaries to a buyer pursuant to Section 363 of the Bankruptcy Code. The financial statements also reflect the operations of the snack food segment as discontinued operations due to the sale of the remaining segment operations in 1992. The following 1994 and 1993 results of continuing operations are on a pro forma basis assuming a going concern and reflect adjustments relating to (a) the Plan of Reorganization, (b) the application of "fresh-start" accounting principles, and
(c) the elimination of the profit and loss effects of the former MEI subsidiaries.

Results of Continuing Operations for the 10 Week Period Ended December 31, 1994 and for the Quarter Ended December 31, 1993

                                                                     Pro Forma
                              For the 10 Weeks Ended           For the Quarter Ended
                                 December 31, 1994               December 31, 1993
                                 -----------------               -----------------
                                                  (In Thousands)
Revenues                            $   7,398                        $  8,371
Cost of Sales                           4,286                           4,654
Operating Expenses                      2,369                           3,862
Amortization of Intangible Assets         157                             186
Interest Expense                          126                              75
Interest Income                             6                               6
Other (Income) Expense, Net                (7)                            394
Net Income (loss)                         252                            (795)

Revenue for the Periods Consisted of the Following:

                                       For the 10 weeks Ended           For the Quarter Ended
                                          December 31, 1994               December 31, 1993
                                          -----------------               -----------------
         Critical Care Products                 6,248                            7,286
         Patient Care Products                  1,152                            1,085
                                             --------                         --------
               Total Revenue                    7,398                            8,371
                                             ========                         ========

         Both critical care and patient care products were impacted by the two week difference in the reporting periods. Patient care products increased despite the two week difference due to the increased wound care revenue during the 10 week period ended December 31, 1994.

         Cost of sales decreased due to the two week difference in the reporting periods. However, as a percent of revenue the cost of sales for the 10 week period ended December 31, 1994 increased by 2.3% over the fourth quarter of 1993. This is attributed to unabsorbed fixed overhead in manufacturing during the 10 week period ended December 31, 1994 related to an inventory reduction program and the favorable settlement of certain provisions in a distribution contract during the fourth quarter of 1993.

         Operating expenses which consist of research and development, sales and marketing, distribution, general and administrative and royalty expenses decreased significantly in the 10 week period ended December 31, 1994 compared with the fourth quarter of 1993. The primary reasons for the decrease are the two week difference in the reporting period and the cost reductions resulting from the restructuring program implemented during the third quarter of 1994. These combined with severance costs related to technology changes recorded during the fourth quarter of 1993 account for the decrease.

         Amortization of intangible assets was reduced from the full quarter 1993 levels due to the two week difference in the reporting periods.

         Interest expense increased significantly during the 10 week period ended December 31, 1994 as compared with the quarter ended December 31, 1993. This reflects the higher amount outstanding on the revolving line of credit during 1994 combined with increasing interest rates.

         Other expense for the 10 week period ended December 31, 1994 was less than the full quarter ended December 31, 1993 primarily because 1993 was impacted by the $330 write off of obsolete equipment due to the introduction of new technology and the valuation reserve established to write off a $251 investment in a patient care business which occurred during the fourth quarter of 1993.

         Under "fresh start" accounting for financial reporting purposes in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 and current accounting for income tax rules, utilization of the NOL carryforwards are required to offset intangible assets and do not offset income tax expense. Therefore, a federal income tax provision has been appropriately recorded for the 10 week period ended December 31, 1994.

Results of Continuing Operations for the 42 Week Period Ended October 14, 1994 and for the Year Ended December 31, 1993 and for the Year Ended December 31, 1994 on a Pro Forma Basis:

         The following analysis compares the 42 week period ended October 14, 1994 to the year ended December 31, 1993. Due to the difference in the length of the reporting periods the results for the two periods are not directly comparable.

                                                 PRO FORMA CONSOLIDATED
                                                     (In Thousands)

                                           For the       For the       For the
                                          42 Weeks        Year          Year
                                            Ended         Ended         Ended
                                         October 14,   December 31,   December 31,
                                            1994           1993          1994
                                          --------       --------      --------
Revenues ...........................      $ 24,882       $ 33,281      $ 32,280
Cost of sales ......................        14,617         19,151        18,903
Operating expenses .................        12,531         12,668        14,900
Amortization of
 intangible assets .................           587            742           744
Interest expense ...................           370            277           496
Interest income ....................            15             74            21
Other expense, net .................           159            345           152
Provision for income taxes .........             0              0           221
                                          --------       --------      --------
Net income (loss) ..................      $ (3,366)      $    172      $ (3,114)
                                          ========       ========      ========

         Revenues consist of NDM's patient care products (wound dressing, footpumps and related products) and critical care products (EKG electrodes, cables, leadwires and operating room products). Revenues for the 42 week period ended October 14, 1994 were less than the full year period ended December 31, 1993 primarily because of the ten week difference in the reporting periods. NDM anticipates that 1994 revenues for a comparable full year period would decrease approximately 3% from 1993 levels. Both patient care and critical care product revenues were adversely impacted by an inventory reduction program implemented by NDM's primary distributor as well as the acquisition of Hospital Supply Corporation of America, a hospital buying group and significant NDM customer, by the Columbia Healthcare System, which is not a customer of NDM. In addition, critical care product revenue was adversely affected by the introduction of a new line of products which initially experienced transition difficulties. NDM believes that it has resolved the issues associated with this product and that market acceptance has improved.

         Cost of sales decreased due to the ten week difference in the reporting periods. However, NDM estimates that, on a comparable full year basis, cost of sales would remain approximately even with 1993 even though: (a) revenues declined; (b) the Company implemented various manufacturing cost reductions throughout late 1993 and 1994; and (c) the Company settled certain provisions in a distribution contract favorably. These effects were offset by the writeoff of $603,000 of excess and obsolete inventory during the 42 week period ended October 14, 1994 due to new product introductions during this period in both critical care and patient care product groups. Also, cost of sales increased as a percentage of sales because the Company recorded a $192,000 accrual for rework costs related to critical care products during 1994.

         Operating expenses, which consist of research and development, sales and marketing, distribution, general and administrative and royalty expenses, for the 42 week period ended October 14, 1994 only decreased 1.1% compared to such costs for the full year ended December 31, 1993. This resulted from increased sales and marketing expenses of $1.3 million related to new product introductions, filling sales management positions that were open during 1993 and introducing new sales territories during 1994. The Company also experienced an increase in costs being charged for distribution by its primary distributor throughout 1994. Operating expenses also increased due to an increase in reserves for doubtful accounts receivable of $500,000 as a result of a deterioration in the aging of the account receivable, and an additional accrual for anticipated legal costs associated with patent defense of $300,000 which were recorded during 1994. Restructuring costs, consisting primarily of severance and outplacement costs, of $832,000 were incurred during 1994 compared with similar costs of $342,000 during 1993.

         Amortization of intangible assets decreased proportionately from the full year-1993 levels due to the ten week difference in the reporting periods.

         Interest expense increased significantly during the 42 week period ended October 14, 1994 as compared with the year ended December 31, 1993. This reflects the higher amount outstanding on the revolving line of credit during 1994 combined with higher interest rates (1994 effective rate of 7.28%).

         Interest income decreased during 1994 due to lower average cash balances combined with the ten week difference in the reporting periods.

         Other expense for the 42 week period ended October 14, 1994 was less than the full year 1993 primarily because 1993 was impacted by the write off of equipment obsolete due to the introduction of new technology and the valuation reserve established to write off an investment in a patient care business.

Results of Continuing Operations on a Historical Basis for the Years Ended December 31, 1993 and 1992

                                             Years Ended December 31,
                                             ------------------------       %
                                                1993          1992       Change
                                             --------       --------     -------
                                                         (In Thousands)
Revenues ..............................      $ 33,281       $ 32,766        1.6%
Cost of sales .........................        19,277         17,824        8.2%
Operating expenses ....................        12,648         11,224       12.7%
Corporate general and
 administrative expenses ..............         2,500          3,405      -26.5%
Amortization of
 intangible assets ....................         1,228          1,166        5.3%
Interest expense ......................         1,897         11,380      -83.3%
Interest income .......................           239          4,210      -94.3%
Gain on sale of
 nonoperating assets ..................             0          1,144      N.M.
Gain (loss) on marketable
 securities ...........................          (700)           208      N.M.
Other expense .........................           768            331      132.0%
Professional fees .....................         5,883              0      N.M.
Interest earned on
 accumulated cash .....................           100              0      N.M.

         The Company's revenues from continuing operations represent NDM's patient care and critical care products as follows:

                                          Years Ended December 31,
                                          ------------------------      %
                                             1993          1992       Change
                                           -------       -------      ------
                                                      (In Thousands)
Critical care products .............       $29,969       $31,380       (4.5)%
Patient care products ..............         3,312         1,386      139.0%
                                           -------       -------      -----

TOTAL REVENUES .....................       $33,281       $32,766        1.6%
                                           =======       =======      =====

         Revenues were essentially flat for the periods due to the fact that NDM's primary critical care products have become mature and are now more price driven than in prior years. In 1993, NDM experienced a 4.5% decrease in the critical care product revenues, when compared to 1992, which management attributes to price erosion and volume decreases reflecting lower year-end sales to NDM's major distributor in 1993. The patient care product revenues increased 139% in 1993 compared with 1992. The 1993 increase resulted from volume increases combined with new product introductions. NDM attributes the significant increase primarily to wound dressing revenues which increased as a result of the advantages of Clearsite's hydrogel technology, NDM's sales force being allowed to sell Clearsite in the hospital and alternate site markets beginning in 1992 and NDM's ability to ship product under new foreign distribution agreements to Germany and Belgium in 1992 with further expansion to other foreign markets during 1993.

         NDM's cost of sales increased as a percentage of sales during 1993 when compared with 1992. This percentage increase was attributed to an increase in inventory reserves for obsolescence, increased start-up costs of new product introductions combined with sales price erosion in the critical care product line.

         Operating expenses, which consist of research and development, sales and marketing, distribution, general and administrative and royalty expenses increased 12.7% during 1993 as compared with 1992. Sales and marketing costs between years increased $852,000 which reflects the cost of additional sales representatives together with marketing expenses related to the start-up of new products and increased spending in tradeshows and periodicals. NDM's distribution costs, including warehousing, decreased by $115,000 in 1993 compared with 1992, due to a decreased distribution rate for non-exclusive accounts and lower product sales through its principal distributor. Research and development costs increased $151,000 primarily due to increased level of clinical studies and new product introductions. Operating general and administrative expenses increased $536,000 in 1993 over 1992 which was primarily due to a restructuring charge of $342,000 recorded during 1993.

         Corporate general and administrative expenses decreased in 1993 when compared with 1992 due principally to the MEI Diversified Chapter 11 bankruptcy which resulted in decreased legal expenses and lower salaries and wages as a result of staff reductions and executive salary reductions.

         Amortization expense increased in 1993 over 1992 and related to new patent amortization and increased goodwill relative to an acquisition made in late 1992.

         Interest expense in 1993 was down significantly due to the Chapter 11 filing of the Company and its domestic United States professional beauty salon subsidiaries, which ended the accrual of interest on all debt considered as a pre-petition liability subject to compromise.

         Interest income decreased significantly in 1993 as compared to 1992 due principally to lower cash and cash equivalent balances as cash was utilized in the professional beauty salon business together with lower short-term interest rates in 1993 relative to 1992.

         Gain on sale of nonoperating assets in 1992 represents a gain on the sale of certain nonoperating real estate together with a gain on the sale of the Company's aircraft charter subsidiary in the fourth quarter of 1992.

         The 1993 loss on marketable securities represented the decline in market value of Regis Corporation (Regis) common stock between December 16, 1993 and year end. See Note 4 of notes to the MEI Diversified consolidated financial statements. The 1992 gain on sale of marketable securities resulted from the March 1992 sale of a common stock investment.

         Other expense, net, in all periods represents the net operations of the other subsidiaries which are not significant.

         Professional fees incurred during 1993 represent reorganization costs incurred as a result of the Chapter 11 filing.

Discontinued Operations

         On May 1, 1992, MEI Diversified sold the remaining net assets of its snack food segment. The segment's net operating results have been reported separately as discontinued operations in the accompanying MEI Diversified consolidated statements of operations for all years presented. See Note 3 of notes to the MEI Diversified consolidated financial statements.

         The gain on disposal of discontinued operations in the year 1992 represents the May 1992 sale of the net assets of the snack food segment. The 1992 loss from operations of the snack food segment included in loss from discontinued operations represents the related operating loss of the segment together with a realization provision for certain receivable and nonoperating real estate related to the sold snack food subsidiaries. The 1993 loss from operations of the discontinued snack food segment represents a realization provision for certain receivables and nonoperating real estate related to discontinued snack food subsidiaries.

         As mentioned above, in December 1993 MEI Diversified sold substantially all of the net assets of the professional beauty salon segment to Magicuts, Inc. The 1993 loss from operations of the discontinued professional beauty salon segment represents the salon operating losses prior to the formulation of a plan in June 1993 to sell the salon assets.

         The larger loss from discontinued operations in 1992 represents the substantial operating losses incurred by MEI Diversified in its professional beauty salon operations. The loss from the discontinued operations of the professional beauty salon segment includes a provision as of December 31, 1992 for disposal of net assets, sold in December 1993, at their net realizable value.

         The 1993 loss on the disposal of discontinued operations primarily represents the estimated salon operating losses expected to result from the date MEI Diversified began offering the segment for sale in June 1993 through the December 1993 sale date.

         The gain on settlement of Regis litigation represents the net value received in December 1993 on the Regis litigation referred to above which was settled as a part of the sale of the net assets of the professional beauty salon segment.

Net Loss and Net Loss Per Common Share

         The 1993 net loss is due primarily to the operating loss from continued operations together with professional fees relative to the Chapter 11 reorganization and the operating loss and loss on disposition of the discontinued professional beauty salon segment offset in part by the gain on settlement of the Regis litigation in December 1993.

         The 1992 net loss is due principally to the professional beauty salon segment operating loss, the provision for disposal of the discontinued professional beauty salon segment and interest expense offset in part by the May 1992 gain on disposal of the snack food segment and interest income.

Financial Condition as of December 31, 1994

         As stated above, the Plan of Reorganization became effective on October 14, 1994. Under the Plan of Reorganization, Old NDM was merged into MEI Diversified, and MEI Diversified restated its Certificate of Incorporation and changed its name to New Dimensions In Medicine, Inc. Pursuant to the Plan of Reorganization, all assets and liabilities of MEI Diversified were distributed to certain liquidating estates established under the Plan of Reorganization, except for certain tax attributes of MEI Diversified and the capital stock of certain nonoperating subsidiaries. As a result of the merger, all assets and liabilities of Old NDM became assets and liabilities of the Company except that all obligations and liabilities owed by Old NDM to MEI Diversified were canceled pursuant to the Plan of Reorganization. The Company's Amended and Restated Certificate of Incorporation provides authorization for 20,000,000 shares of common stock.

         As of March 31, 1995, a total of 4,311,977 shares of Common Stock of NDM have been issued to certain creditors of MEI Diversified, including the holders of the 12-1/2% Senior Subordinated Notes of MEI Diversified due December 1, 1996 in the original principal amount of $75,000,000 and the 8% Convertible Debentures of MEI Diversified due December 1, 2006 in the original principal amount of $50,000,000 in partial satisfaction of their claims. The Company will issue a total of 4,500,000 shares of Common Stock to such creditors initially. As of March 29, 1995, 4,311,977 shares of Common Stock have been issued to such creditors. A total of 500,000 shares of Common Stock will be reserved for issuance to satisfy claims being made by certain former creditors of MEI
Diversified to which the trust administrator established under the Plan of Reorganization is objecting. To the extent that these claims are denied, additional shares of Common Stock will not be issued. The allowed claim of each such creditor of MEI Diversified will be reduced by $7.60 for each share of Common Stock of NDM distributed to such creditors.

         The assets and liabilities of NDM were adjusted to their estimated fair market values as of October 15, 1994 in accordance with accounting principles for entities emerging from bankruptcy ("fresh-start reporting"). The valuation methodologies used to determine the reorganization value of NDM included an income capitalization approach, a cost approach and a sales comparison approach. Property, plant and equipment were valued using a combination of the cost approach and sales comparison approach. Intangible assets were valued using a combination of the cost approach and income capitalization approach. The estimated unleveraged reorganization value of NDM was computed using a discounted net cash flow technique utilizing an income capitalization approach. This specific technique takes into consideration (a) the discounted free cash flows generated by NDM through 1999, (b) the discounted residual value of NDM at the end of 1999 and (c) projected excess cash on hand at October 15, 1994. For purposes of discounting values, a weighted average cost of capital rate of 16.5% was utilized throughout the analysis.

         On the effective date of the Plan of Reorganization, all of the claims against MEI Diversified were released and discharged and became claims against the MEI Liquidating Estates established under the Plan of Reorganization.

         NDM's net working capital is $3.5 million at December 31, 1994. The Plan or Reorganization includes a provision whereby the trust administrator for the MEI Diversified Liquidating Trust will distribute up to $2 million to NDM to assist with NDM's need for additional working capital. As of December 31, 1994, NDM had received $1,742,000 of this amount, and as of January 9, 1995 NDM had received the full amount. Although the Company believes, based on its current plan, that it has sufficient working capital to maintain operations, if the Company does not meet its plan with respect to revenues or if expenses are higher than anticipated, the Company may not have sufficient working capital to continue operations.

         As of December 31, 1994, NDM had an outstanding balance of $2.5 million under a line of credit agreement with a commercial bank (the maximum amount permitted under the line of credit). The lender has a first security interest in substantially all of NDM's assets. The interest rate on the line of credit is one percent over the prime rate effective December 1, 1994. NDM's debt obligations include a floating rate option note with an outstanding balance of $6.0 million due in semi-annual installments of $400,000 which commenced on November 1, 1992 and matures May 1, 2002. The lender sets the interest rate on a weekly basis based on market conditions for similar debt. This rate was 6.28% at December 31, 1994 and 5.18% at October 15, 1994. The floating rate option note is cross collateralized and has a cross-default provision with respect to the line of credit. As a result of MEI Diversified Chapter 11 bankruptcy, Old NDM was in default under its line of credit and the floating rate option note. This default was cured on October 14, 1994 as a result of the Plan of Reorganization becoming effective. In addition, NDM had not been in compliance with certain financial covenants established while Old NDM was a subsidiary of MEI Diversified. NDM and its commercial bank have amended the loan agreement to provide financing at the same borrowing capacity through June 30, 1995. The financing arrangements contain various covenants related to cash flow, debt to equity ratio, current ratio, capital expenditures and tangible net worth, and the Company is in compliance with these covenants.

         As of December 31, 1994, the Company did not have any material commitments for capital expenditures.

         NDM's viability as a going concern is dependent on its ability to obtain long term financing and to maintain its return to profitability. Based on current trends and changes implemented in the third quarter of 1994, NDM expects its future operating expenses to decrease primarily due to: (a) cost savings from the third quarter restructuring, (b) no anticipated excess or obsolete inventory write offs, significant warranty claims, additional accruals for legal costs and significant provisions for potentially uncollectible accounts receivable, and (c) the elimination of MEI corporate general and administrative expenses. Management has prepared cash projections which are based on budgeted sales. Management believes cash plans will be adequate to fund future operations. Ultimately, NDM's ability to maintain operations will depend on the success of the restructuring implemented during the third quarter of 1994 which is intended to improve NDM's profitability. NDM's fourth quarter 1994 performance reflected the improvement from the third quarter restructuring as well as an increase in revenues compared with the third quarter of 1994. While the fourth quarter 1994 revenues and financial performance are a significant improvement over the third quarter 1994 results, there can be no assurance that NDM will be able to consistently achieve successful future operations.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Company's Consolidated Financial Statements and the reports of its independent auditors are included on pages F-1 to F-39 of this Annual Report.

Item 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE.

         Not Applicable.
                                    PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

(a)      Directors and Executive Officers

         The executive officers and directors of the Company, their ages and the offices held, as of March 15, 1995, are as follows:

Name               Age              Position in the Company
----               ---              -----------------------
William F. Shea    44               Chairman of the Board, Chief Executive Officer,
                                    President and Director

James V. Cartmell  56               Vice President of Research and Development

Philip J. Oliver   39               Vice President of Finance, Chief Financial Officer
                                    and Assistant Secretary

Steven F. Glover   40               Vice President of Sales

Thomas A. Cycyota  36               Vice President of Marketing

David K. Snider    45               Vice President of Business Development

David J. Brail     30               Director

Marc A. Gineris    36               Director

Leigh Walzer       34               Director

Thomas A. Letscher 34               Secretary

         Information regarding the business experience of the executive officers of the Company is set forth below.

         William F. Shea. Mr. Shea became the Chairman of the Board, Chief Executive Officer, President and a Director of the Company following the effectiveness of the Plan of Reorganization. Prior to that time, he had been the President of Old NDM since January 1993 and had been the Vice President/General Manager of Old NDM from 1990 to January 1993. Prior to joining Old NDM, Mr. Shea served 16 years with The Kendall Company, including five years as General Manager of its operations in Japan. Mr. Shea received his Bachelor of Arts Degree in Economics from the College of the Holy Cross and his Masters of Business Administration from Boston University.

         James V. Cartmell. Mr. Cartmell became the Vice President of Research and Development of the Company following the effectiveness of the Plan of Reorganization, a position he had held with Old NDM. Mr. Cartmell had been employed by Old NDM since October 1972. Mr. Cartmell has also served as Director of Research and Development, Scientist and Manager of Clinical Testing of Old NDM. Mr. Cartmell holds numerous patents utilized in NDM's operations and has received the IR-100 Award two times. Prior to joining NDM, Mr. Cartmell was employed with the National Cash Register Co. and Monsanto Chemical Co. Mr.
Cartmell received his Associate Degree in Chemical Technology and Bachelor's Degree in Chemistry from the University of Dayton.

         Philip J. Oliver. Mr. Oliver became the Vice President of Finance, Chief Financial Officer and Assistant Secretary of the Company following the effectiveness of the Plan of Reorganization. Prior to that time, he had been Vice President of Finance of Old NDM since January 1993 and Controller of Old NDM from September 1987 to January 1993. Prior to joining Old NDM, Mr. Oliver served as Manager of Cost Accounting and General Accounting for Liebel Flarsheim Co. and as an Internal Auditor for Sybron Corporation. Following graduation from Ithaca College with a Bachelor of Science Degree in Accounting, Mr. Oliver served on the audit staff with the independent public accounting firm of Deloitte Haskins and Sells (now Deloitte & Touche) for two years.

         Steven F. Glover. Mr. Glover became the Vice President of Sales of the Company following the effectiveness of the Plan of Reorganization. He had been Director of Sales of Old NDM since February 1991. Prior to that time, Mr. Glover had served in various sales management positions with Baxter Healthcare Corporation and Medical Networks Inc. Mr. Glover originally joined Old NDM in 1976 and had been employed by Old NDM for six years in various capacities, including Region Sales Manager, Sales Representative and Sales Administrator. Mr. Glover received his Bachelor of Arts Degree in Communication Arts from the University of Dayton and his Masters in Business Administration from Xavier University.

         Thomas A. Cycyota. Mr. Cycyota became the Vice President of Marketing of the Company following the effectiveness of the Plan of Reorganization. He had been Group Director of Marketing of Old NDM since November 1991. Prior to joining Old NDM, Mr. Cycyota served in various product and sales management positions with Kendall Healthcare Products Co., the most recent of which was Product Manager of their Wound Care Product Line. Mr. Cycyota received his Bachelor of Science Degree in Biology from the University of Illinois and his Masters in Business Administration in Finance from Loyola University.

         David K. Snider. Mr. Snider became the Vice President of Business Development of the Company following the effectiveness of the Plan of
Reorganization. He had been Director of Marketing, O.R. Products of Old NDM since April 1992. Mr. Snider previously held positions in marketing management with Abiomed Cardiovascular, Inc., Becton Dickinson and Valleylab, Inc. Mr. Snider also served in the U.S. Air Force where he became a Registered Nurse and received his Bachelor of Science Degree from the Community College of the Air Force.

         David J. Brail. Mr. Brail became a Director of the Company upon the effectiveness of the Plan of Reorganization. Mr. Brail is a Vice President of, and head of research at, Dickstein Partners Inc., a New York investment firm which manages three investment funds, Dickstein & Co., L.P., Dickstein International Limited and Dickstein Focus Fund L.P. See "Principal and Selling Stockholders." Dickstein Partners Inc. is a principal stockholder of the Company. Mr. Brail also serves on the board of directors of Amerihost Properties, Inc. and Banyan Strategic Land Fund II. Prior to joining Dickstein Partners Inc. in 1987, Mr. Brail worked in corporate finance at Janney Montgomery Scott, Inc. He received a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania in 1987.

         Marc A. Gineris. Mr. Gineris became a Director of the Company upon the effectiveness of the Plan of Reorganization. Mr. Gineris is a Principal with Alex. Brown & Sons Incorporated, an investment banking firm. Alex. Brown was the financial advisor to the Creditors' Committee, which was dissolved upon effectiveness of the Plan of Reorganization. For the past ten years, Mr. Gineris has specialized in advising restructuring clients and executing leveraged buyout transactions. Prior to joining Alex. Brown in 1990, Mr. Gineris held positions with several lending investment banking firms in the Restructuring, Mergers and Acquisitions and Corporate Finance Departments. Mr. Gineris is also a member of the board of directors of Aileen, Inc., a New York Stock Exchange publicly traded company. Mr. Gineris holds a Masters in Business Administration from Harvard University and a Bachelor of Arts from Pomona College in Claremont, California.

         Leigh Walzer. Mr. Walzer was elected a Director of the Company on October 17, 1994 following the effectiveness of the Plan of Reorganization. Since June 1993, Mr. Walzer has been an analyst employed by Heine Securities Corporation. From April 1992 to June 1993, Mr. Walzer served as Senior Vice President of Jefferies & Co. From September 1991 to April 1992, Mr. Walzer was Vice President of BDS Securities, and, from October 1987 to September 1991, he was an analyst at Smith Management Co. (an affiliate BDS Securities in September
1991). Mr. Walzer holds a Masters in Business Administration from Harvard University and a Bachelor of Arts from Princeton University.

         Thomas A. Letscher. Mr. Letscher has been the Secretary of the Company since October 1994. He is a partner with the law firm of Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota, where he has practiced since 1987. Mr. Letscher received his law degree from the University of California, Berkeley, and a Bachelor of Science in Engineering from the University of Wisconsin.

         The Current Board of Directors was elected following the effectiveness of the Plan of Reorganization. William F. Shea, David J. Brail and Marc A. Gineris were elected pursuant to the Plan of Reorganization, and Leigh Walzer was elected by these Board members at the first meeting of the Board of Directors following the effectiveness of the Plan of Reorganization, which was held on October 17, 1994. Generally, directors may be removed at any time, with or without cause, by the holders of a majority of the Company's Common Stock, except that within the earlier of the next annual meeting of stockholders or October 14, 1995, a director may only be removed for cause and only with the affirmative vote of a majority of the Company's outstanding Common Stock. Officers of the Company serve at the pleasure of the Board of Directors. The Company reimburses officers and directors for their authorized expenses.

         The Board of Directors has established an Audit Committee and a Compensation Committee.

         The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of the Company. The Audit Committee reviews the annual financial statements of the Company, the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. This committee currently consists of David J. Brail, Chair, Leigh Walzer and Marc A. Gineris.

         The Compensation Committee reviews and approves the general compensation and benefit programs of the Company and the specific compensation and benefits to be paid to the Company's executive officers. This committee currently consists of Leigh Walzer, Chair, David J. Brail and Marc A. Gineris.

(b)      Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all
Section 16(a) forms they file.

         As part of the Plan of Reorganization, the former officers of Old NDM became the officers of the Company. None of these individuals have ever been officers, directors, or employees of MEI Diversified. In addition, none of the former officers or directors of MEI Diversified are officers, directors or employees of the Company. Accordingly, none of the current officers of the Company have any personal knowledge of the Section 16(a) forms filed, or required to be filed, by the former officers and directors of MEI Diversified. To the Company's knowledge, during the year ended December 31, 1994, all of the Company's directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock filed on a timely basis the forms required by
Section 16 of the Exchange Act.

Item 11. EXECUTIVE COMPENSATION.

         The following table sets forth for each of the last three fiscal years the compensation awarded to or earned by (a) the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company whose compensation exceeded $100,000 in 1994; and (b) the compensation awarded to or earned by the Chief Executive Officer of MEI Diversified.

                           Summary Compensation Table

                                                  Annual Compensation
                                   ------------------------------------------------
     Name and                      Fiscal                              Other Annual      All Other
     Principal Position            Year       Salary        Bonus      Compensation    Compensation
     ------------------            ------     ------        -----      ------------    ------------
William F. Shea(1)........         1994      $230,000      $     0           --         $  1,925
  President and Chief Executive    1993      $160,077       34,000           --            2,024
  Officer.....................     1992      $144,711       52,000           --           41,112

James V. Cartmell(1)......         1994      $135,000            0           --            1,925
  Vice President of...........     1993      $107,545       16,800           --            1,873
  Research and Development         1992      $ 97,396       23,914           --            1,818

Philip J. Oliver(1).......         1994      $115,000            0           --            2,552
  Vice President of Finance        1993      $ 85,800       16,300           --            2,145
  and CFO.....................     1992      $ 78,933       15,554           --            2,917

Thomas A. Cycyota(1)......         1994      $120,000            0           --            2,310
  Vice President of Marketing      1993      $ 87,731       16,800           --           20,749
  ............................     1992      $ 78,966       17,250           --          116,180

Steven F. Glover(1) ......         1994      $130,000            0           --            2,310
  Vice President of Sales.....     1993      $ 95,077       17,300           --            2,295
  ............................     1992      $ 91,057       22,500           --            4,188

Donald E. Benson(2).......         1994      $265,822          --            --          $ 3,712
  President/Chief Executive        1993      $313,012          --         $1,500         $ 7,020
  Officer.....................     1992      $400,230          --         $6,000         $ 7,020

---------------
(1) Current executive officer of NDM.

(2) Former executive officer of MEI Diversified.

Executive Compensation Arrangements

         In October 1994, the Compensation Committee of the Board approved an annual base salary of $230,000 for William Shea, the Company's Chief Executive Officer, and annual base salaries between $115,000 and $135,000 for the other executive officers. In March 1995, the Compensation Committee approved the principle terms of a compensation plan for the Company's executive officers. This plan provides for the base salaries approved in October 1994. In the event of certain extraordinary corporate events, the plan provides for lump sum severance benefits equal to 24 months base salary, in the case of the Chief Executive Officer, and 18 months base salary, in the case of the other executive officers, as well as health insurance for the same periods. The Company is also obligated to pay the executive officers a cash payment equal to a percentage of the approximate proceeds to shareholders if certain extraordinary corporate events occur before December 31, 1995. The plan also provides for the grant of stock and stock options, which would vest at certain times after December 31, 1995 if no such extraordinary corporate events occur before before that time.

Option Grants and Exercises in 1994

         The Company did not grant options to any of the named executive officers in the fiscal year ended December 31, 1994 and, as of such date, none of the name executive officers held any options to purchase shares of common stock.

Compensation Committee Report on Executive Compensation

         At the first meeting of the new Board of Directors following the effective date of the Plan of Reorganization, which was held on October 17, 1994, the Board established the Compensation Committee. This Committee consists solely of the Company's three non-employee directors: Leigh Walzer (Chair), David J. Brail and Marc A. Gineris. The Committee's goal is to provide the Company's executive officers with total compensation packages that are appropriate for the officers of similar public companies in the Company's industry, consistent with the Company's financial condition and performance. The Committee also desires to align the goals and objectives of executive management with those of the Company's stockholders. In October 1994, the Compensation Committee approved an increase in base salaries for the Company's executive officers, which was made retroactive to January 1, 1994. These salaries were based upon a review of base salaries for executive officers of public companies in the Company's industry. In addition, the Compensation Committee determined that it was appropriate to make the increases retroactive because of time delays involved in the MEl Diversified bankruptcy and the delays in the confirmation of the Plan of Reorganization. During that time, the executive officers of NDM remained in their positions despite significant uncertainty regarding the future of NDM and their individual employment opportunities. The Committee decided not to pay bonuses in 1994 due to the Company's financial performance in 1994 and its financial condition at the end of the year. However, assuming the Company returns to profitability in 1995, the Compensation Committee may pay bonuses for 1995. Because the Company has been going through a transition period following the confirmation of the Plan of Reorganization, the Committee only recently approved a compensation plan for the Chief Executive Officer and the other executive officers of the Company, which is described above.

COMPENSATION COMMITTEE

Leigh Walzer (Chair)
David Brail
Marc Generis

Compensation Committee Interlocks/Insider Participation

         None of the members of the Company's Compensation Committee of the Board (David J. Brail, Leigh Walzer and Marc A. Gineris) is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving NDM executive officers and NDM directors who serve as executive officers or directors of such entities.

Director Compensation

         The Company currently pays its nonemployee directors a fee of $10,000 per year, plus $500 for each board meeting attended and $250 for each committee meeting attended. At the present time such director fees are paid on an annual basis in the form of shares of the Company's Common Stock. Any director compensation payable to Mr. Walzer will be distributed to the advisory clients of Heine Securities Corporation, which currently employs Mr. Walzer as an investment analyst.

Comparative Stock Performance

         As of March 31, 1995, 4,311,977 shares of Common Stock were issued and outstanding. There is currently no established trading market. Pursuant to the Plan of Reorganization, the Company intends to submit an application for inclusion of the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System. See "BUSINESS- Background." However, there can be no assurance that such application will be approved, and until such time the Company expects the Common Stock to be traded on local over-the-counter markets.

Pension Plans

         Prior to the effective date of the Plan of Reorganization, MEI Diversified sponsored the MEI Diversified Inc. Pension Plan ("Diversified Plan"). Pursuant to the Plan of Reorganization, the Diversified Liquidating Trust has assumed the Diversified Plan and the Pension Benefit Guaranty Corporation has released any and all claims against NDM based upon the Diversified Plan.

         The following table reflects the estimated annual benefit under the Diversified Plan at retirement to persons at specified compensation levels at various years-of-service classification assumptions:

                                                         Defined Benefit Pension Table
                                                               Years of Service
               Final Average            ------------------------------------------------------------
              Annual Earnings              10                15                20                25
              ---------------           --------          --------          ---------          -----
                 $ 50,000                $ 7,800          $11,700            $15,600         $19,500
                 $ 75,000                 12,300           18,500             24,600          30,800
                 $100,000                 16,800           25,200             33,600          42,000
                 $125,000                 21,300           32,000             42,600          53,300
                 $150,000                 25,800           38,700             51,600          64,500
                 $175,000                 30,300           45,500             60,600          75,800
                 $200,000                 34,800           52,200             69,600          87,000
                 $225,000                 39,300           59,000             78,600          98,300
                 $250,000                 43,800           65,700             87,600         109,500

         A participant having an accrued benefit under the terms of the Diversified Plan as in effect on December 31, 1988 will be entitled to the greater of such accrued benefit or the benefit stated in the above table, provided however, accrued benefits for highly compensated corporate headquarters employees (as defined in Section 414(q) of the Internal Revenue Code of 1954, as amended) (the "Code") are frozen at the level for such persons on December 31, 1988 or such later date as such an employee transferred to headquarters from another employer participating in the Diversified Plan.

         Except as to those persons for whom benefits accrued at a higher amount prior to January 1, 1983, annual benefits payable to participants under the Diversified Plan at age 65 may not exceed $112,221 pursuant to Section 415 of the Code.

         Compensation covered by the Diversified Plan includes basic and overtime pay, commissions and bonuses. Compensation is limited, adjusted for cost of living increases effective January 1, 1991 to $222,220, January 1, 1992 to $228,860, and January 1, 1993 to $235,840, and January 1, 1994 to $150,000.
The compensation limitation is subject to further cost of living adjustments. All of the compensation in the table entitled "Summary Compensation Table," except that $235,840 in 1993 relating to Mr. Benson, is covered by the Diversified Plan. Mr. Benson has 25 credited years of service under the Diversified Plan as of October 14, 1994.

         An employee becomes a participant upon completion of certain age and service requirements. Monthly pension benefits are equal to 1.2% of a participant's final average monthly compensation (computed on the basis of the five (5) consecutive years out of the last ten (10) years which produces the highest average) plus .6% of his final average monthly compensation in excess of covered compensation multiplied by the participant's total years of benefit service to a maximum of 25 years. Covered compensation is the average (without indexing) of the social security taxable wage base in effect for each calendar year during the 35 year period ending with the calendar year in which the participant attains social security retirement age. Benefits are not subject to reduction for social security or offset by other amounts.

         According to the actuary for the Diversified Plan, the Diversified Plan is under-funded by approximately $520,000 on a termination basis, but is over-funded on an ongoing concern basis. Employer contributions may be required in the event that the assets in the Diversified Plan are insufficient to meet the annual minimum funding standards of Code section 412. An increase in interest rates may cause the Diversified Plan to become over-funded on a termination basis at a future date.

         A disability contract covers employees who were officers (including those who are directors), general managers and department heads of MEI Diversified's or its subsidiaries. It provides a disability benefit after a six-month waiting period, until age 65, of two-thirds of the employee's monthly salary to a maximum benefit of $3,500 per month, less the employee's primary Social Security benefit.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT.

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 15, 1995 (a) by each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (b) by each of the Company's directors,
(c) each of the Company's executive officers named in the Summary Compensation Table above, and (d) by all executive officers and directors of the Company as a group.

                                             Number of Shares               Percentage
Name                                       Beneficially Owned(1)            Ownership(2)
----                                       ---------------------            ------------
Dickstein & Co., L.P.(3)
c/o Dickstein Partners Inc.
Suite 4630
9 West 57th Street
New York, NY  10019......................         340,265                       7.6%

Dickstein International Limited(3)
c/o Dickstein Partners Inc.
Suite 4630
9 West 57th Street
New York, NY  10019......................         72,015                        1.6%

Heine Securities Corporation(4)
51 John F. Kennedy Parkway
Short Hills, New Jersey 07078............         932,459                      20.7%

Executive Life Insurance
  Company of New York
123 William Street
New York, NY  10038......................         346,095                       7.7%

William F. Shea..........................               0                       0

James V. Cartmell........................               0                       0

Philip J. Oliver.........................               0                       0

Thomas A. Cycyota........................               0                       0

Steven F. Glover.........................               0                       0

Marc A. Gineris..........................               0                       0

David J. Brail(5)........................               0                       0

Leigh Walzer(6)..........................               0                       0

All executive officers
  and directors as a
  group (9 persons)......................               0                       0

----------------------
(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or entity to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity.

(2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(3) David J. Brail, a director of the Company, is Vice President of Dickstein Partners Inc. which is the General Partner of Dickstein & Co., L.P. and the advisor to Dickstein International Limited.

(4) Leigh Walzer, a director of the Company, is an investment analyst employed by Heine Securities Corporation.

(5)  Does not include 340,265 shares of Common Stock and 72,015 shares of Common
     Stock   beneficially   owned  by  Dickstein  &  Co.,   L.P.  and  Dickstein
     International Limited, respectively. See Note 3 above.

(6) Does not include 932,459 shares of Common Stock beneficially owned by Heine Securities Corporation. See Note 4 above.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Pursuant to the Plan of Reorganization, the Company became obligated under the Registration Rights Agreement, dated as of October 14, 1994, among the Company and the Selling Stockholders to prepare and file a registration statement under the Securities Act of 1933, to register the resale of certain shares of Common Stock held by such stockholders. The Company has not yet filed any such registration statement. Dickstein Partners Inc., is the general partner of Dickstein & Co., L.P. and advisor to Dickstein International Limited. David
J. Brail, a director of the Company, is a Vice President of Dickstein Partners Inc. Mr. Brail also served as a member of the Official Committee of Unsecured Creditors for MEI Diversified, which was the proponent of the Plan of Reorganization. Leigh Walzer, a director of the Company, is employed by Heine Securities Corporation.

                                    PART IV

Item EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
     FORM 8-K.

(a)(1) Financial Statements of Registrant


For the period ended October 14, 1994, the ten weeks ended December 31, 1994 and the fiscal years ended December 31, 1993 and 1992

                                                                            Page
                                                                            ----
MEI DIVERSIFIED INC. AND SUBSIDIARIES

As of October 14, 1994 and December 31, 1993 and For the Period Ended October 14, 1994 and For Each of Two Years in the Period Ended December 31, 1993

Report of Independent Public Accountants ....................................F-3

Consolidated Balance Sheets .................................................F-5

Consolidated Statements of Operations .......................................F-6

Consolidated Statements of Stockholders' Equity (Deficit)....................F-7

Consolidated Statements of Cash Flows .......................................F-8

Notes to Consolidated Financial Statements...................................F-9

NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

As of December 31, 1994 and For the Ten Week Period Ending December 31, 1994 and October 15, 1994

Report of Independent Public Accountants....................................F-26

Consolidated Balance Sheets.................................................F-27

Consolidated Income Statement ..............................................F-28

Consolidated Statement of Stockholders' Equity .............................F-29

Consolidated Statement of Cash Flows........................................F-30

Notes to Consolidated Financial Statements..................................F-31

(a)(2)   Financial Statement Schedules of Registrant

         The following supplemental schedules are included in this Annual Report on Form 10-K at the page numbers set forth below and should be read in conjunction with the Financial Statements referred to above:

                                                                            Page
                                                                            ----

         MEI Diversified Inc. and Subsidiaries (Period Ended October 14, 1994)

         II - Valuation and Qualifying Accounts and Reserves ...............F-23

         New Dimensions In Medicine, Inc. and Subsidiaries
         (Ten Weeks Ended December 31, 1994)

         II - Valuation and Qualifying Accounts and Reserves................F-42

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

(a)(3)   Exhibits

         The Exhibits to this Annual Report are listed in the Exhibit Index on pages 88-90 of this Annual Report on Form 10-K.

         The following is a list of each management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Annual Report on Form 10-K pursuant to Item 14(c):

         (1) Executive Severance Agreement, dated August 18, 1993, between NDM Acquisition Corp. and William Shea (filed herewith).

(b)      Reports on Form 8-K

         No reports on Form 8-K have been filed during the fourth quarter of the Company's fiscal year ending December 31, 1994.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed by the following persons on March 29, 1995 on its behalf by the undersigned, thereunto duly authorized.

                     NEW DIMENSIONS IN MEDICINE, INC.


                     By /s/ William F. Shea
                        -----------------------------------
                     William F. Shea
                     Chief Executive Officer and President
                     (Principal Executive Officer)



                     By /s/ Philip J. Oliver
                        -----------------------------------
                     Philip J. Oliver
                     Vice President of Finance and Chief
                     Financial Officer (Principal Financial
                     and Accounting Officer)


         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on March 29, 1995 on behalf of the Company in the capacities indicated.


    Signature                                            Title
    ---------                                            -----

 /s/ William F. Shea                      Chairman of the Board and Director
---------------------------
William F. Shea


 /s/ David J. Brail                       Director
---------------------------
David J. Brail


 /s/ Marc A. Gineris                      Director
---------------------------
Marc A. Gineris


 /s/ Leigh Walzer                         Director
---------------------------
Leigh Walzer

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                      For Quarter Ended September 30, 1995

                         Commission File Number 0-25840

                        New Dimensions in Medicine, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      Delaware                                 41-1549475
---------------------------------------------               -------------------
(State or other jurisdiction of incorporation               (I.R.S. Employer
 or organization                                            Identification No.)

3040 East River Road, Dayton, Ohio                                     45439
----------------------------------------                              --------
(Address of principal executive offices)                             (Zip Code)

                                 (513) 294-1767
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  [ X ]      No   [   ]

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a Court.

Yes  [ X ]      No   [   ]

As of October 31, 1995 the issuer had 4,325,686 shares of common stock $.01 par value outstanding.

                        NEW DIMENSIONS IN MEDICINE INC.

                                     INDEX
PART I.  FINANCIAL INFORMATION

Item 1 - Financial Statements

- Consolidated Condensed Balance Sheets -
      September 30, 1995 and December 31, 1994

- Consolidated Condensed Statements of Income -
      Three Months and Nine Months Ended September 30, 1995 and 1994

- Consolidated Condensed Statements of Cash Flows -
      Nine Months Ended September 30, 1995 and 1994

- Notes to Consolidated Condensed Financial Statements


Item 2 - Management's Discussion and Analysis of Financial
         Condition and Results of Operations

Part  II.  Other Information

PART I.  FINANCIAL INFORMATION

NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

                                                               (In Thousands)
                                                          --------------------------
                                                          September 30,
                                                              1995      December 31,
                                                           (Unaudited)    1994*
                                                             -------     -------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ...........................     $ 1,977     $ 1,130
   Receivables, net of allowance of $467 and $355 ......       4,372       5,386
   Receivables from Diversified Liquidating Trust ......          40         361
   Inventories .........................................       7,376       6,712
   Prepaid expenses and other current assets ...........         194         365
                                                             -------     -------
   Total current assets ................................      13,959      13,954
                                                             -------     -------
PROPERTY, PLANT AND EQUIPMENT, net .....................      10,622      11,326
OTHER LONG-TERM ASSETS .................................         534         464
INTANGIBLE ASSETS, net .................................       8,148       8,681
                                                             -------     -------
   Total assets ........................................     $33,263     $34,425
                                                             =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable and current maturities
     of long-term debt .................................     $ 4,505     $ 3,306
   Accounts payable ....................................       1,632       3,373
   Accrued compensation and benefits ...................       1,475       1,729
   Other accrued liabilities ...........................       1,994       2,061
                                                             -------     -------
   Total current liabilities ...........................       9,606      10,469
                                                             -------     -------
LONG-TERM DEBT, LESS CURRENT MATURITIES ................       4,800       5,204
                                                             -------     -------
STOCKHOLDERS' EQUITY
   Common stock, $.01 par value:
      20,000,000 shares authorized
      4,325,686 shares issued ..........................          43          43
   Additional paid-in capital ..........................      18,457      18,457
   Retained earnings ...................................         357         252
                                                             -------     -------
   Total stockholders' equity ..........................      18,857      18,752
                                                             -------     -------
   Total liabilities and stockholders' equity ..........     $33,263     $34,425
                                                             =======     =======

* Consolidated condensed from audited financial statements.

The accompanying notes are an integral part of these consolidated condensed financial statements.

NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                                                       UNAUDITED
                                                                          (In Thousands, except per share data)
                                                       Three Months Ended            Nine Months Ended
                                                          September 30,                September 30,
                                                     -------------------------   -------------------------
                                                                   Pro forma                   Pro forma
                                                                  (See page 9)                (See page 9)
                                                       1995          1994          1995           1994
                                                     --------      --------      --------      --------
NET SALES ......................................     $  7,200      $  6,051      $ 23,034      $ 24,216

COST OF SALES ..................................     $  4,209      $  4,410        13,116        14,068
                                                     --------      --------      --------      --------
         Gross profit ..........................        2,991         1,641         9,918        10,148

ELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES .....................     $  3,256      $  5,067         9,489        12,665
                                                     --------      --------      --------      --------
         Income (loss) from operations .........         (265)       (3,426)          429        (2,517)

OTHER INCOME (EXPENSE)
         Interest expense, net .................     ($   145)     ($   111)         (424)         (328)
         Other income (expense), net ...........      $    79      ($   252)          272          (178)
                                                     --------      --------      --------      --------
         Income before provision for
            income taxes .......................         (331)       (3,789)          277        (3,023)

PROVISION FOR INCOME TAXES .....................     ($    81)     ($   319)          173             0
                                                     --------      --------      --------      --------
NET INCOME (LOSS) ..............................     ($   250)     ($ 3,470)     $    104      ($ 3,023)
                                                     ========      ========      ========      ========

PRO FORMA WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING .............................        4,325         4,325         4,325         4,325
                                                     --------      --------      --------      --------
PRO FORMA NET INCOME (LOSS) PER SHARE ..........     ($  0.06)     ($  0.80)     $   0.02      ($  0.70)
                                                     ========      ========      ========      ========

              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                       Unaudited (In Thousands)
                                                                    -------------------------------
                                                                    Nine Months Ended September 30,
                                                                    -------------------------------
                                                                                        Pro forma
                                                                                      (See page 11)
                                                                          1995            1994
                                                                         -------         -------
OPERATING ACTIVITIES:
 Net income .....................................................        $   104         ($3,023)
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ................................          1,558           1,551
   Change in other current assets and liabilities:
         Receivables ............................................          1,335             429
         Inventories ............................................           (661)         (2,042)
         Prepaid expenses and other current assets ..............            171             (51)
         Accounts payable .......................................         (1,741)          3,505
         Accrued liabilities ....................................           (321)              0
                                                                         -------         -------
              Net cash provided by (used in) operating activities            445             369
                                                                         -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:

 Additions of property, plant and equipment .....................           (284)         (1,536)
 Decrease (increase) in other long-term assets and intangibles ..           (116)            169
 Proceeds from sales of fixed assets ............................              7              24
                                                                         -------         -------
                  Cash provided by investing activities .........           (393)         (1,343)
                                                                         -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:

 Distribution by MEI Diversified Liquidating Trust ..............              0             450
 Borrowings under bank line of credit agreement .................          1,200               0
 Payment of long-term debt ......................................           (405)           (404)
                                                                         -------         -------
              Cash provided by financing activities .............            795              46
                                                                         -------         -------
              Net increase (decrease) in cash and cash equivalent            847            (928)
                                                                         -------         -------
Cash and cash equivalents, beginning of period ..................          1,130           1,358
                                                                         =======         =======
Cash and cash equivalents, end of period ........................        $ 1,977         $   430
                                                                         =======         =======

              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

               NEW DIMENSIONS IN MEDICINE, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1.  Company Reorganization

         (a) Business New Dimensions in Medicine, Inc. (NDM, the Company) is a developer and manufacturer of electrocardiograph monitoring electrodes, electrosurgical products, circulatory aids and hydrogel wound dressings. The Company also purchases and resells other medical devices such as foot pumps and the associated accessories, generators and surgical tools. The Company is in a single line of business which includes two separate product lines. The majority of the Company's sales are to domestic customers. The Company formerly conducted its business under the name "NDM Acquisition Corp.," incorporated in Minnesota.

         (b) New Basis of Accounting - Fresh Start Reporting NDM Acquisition Corp. (Old NDM) was a wholly-owned subsidiary of MEI Diversified, Inc. (MEI), a Delaware corporation. On February 23, 1993, MEI filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code or Chapter 11) in the district of Delaware federal bankruptcy court. Old NDM was not a named party in this filing. On October 14, 1994, (the Effective Date), MEI emerged from Chapter 11, pursuant to the Amended Plan of
             Reorganization (the Plan) of the Official Committee of Unsecured Creditors for MEI Diversified, Inc. et al, dated September 27, 1994, which was confirmed by the U.S. Bankruptcy Court on September 28, 1994. Under the Plan, Old NDM was merged into MEI, and MEI then restated its Certificate of Incorporation and changed its name to New Dimensions in Medicine, Inc. Pursuant to the Plan, all assets and liabilities of MEI were distributed to certain liquidating estates established under the Plan, except for certain tax attributes of MEI, the capital stock of certain non-operating subsidiaries and the capital stock of Old NDM. As a result of the merger, all assets and liabilities of Old NDM became assets and liabilities of the Company except that all obligations and liabilities owed by Old NDM to MEI or any of its subsidiaries or affiliates were canceled pursuant to the Plan. The Plan also included a provision whereby the trust administrator for the Diversified Liquidating Trust would distribute $2,000,000 plus payment of certain professional fees to assist with the Company's working capital requirements. As of September 30, 1995, the Company had received $2,176,000 and the accompanying consolidated condensed balance sheet reflects a receivable of $40,000.

             On the day after the Effective Date (October 15, 1994) the Company adopted American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization" ("SOP 90-7"). SOP 90-7 requires that the accompanying balance sheet be prepared on the basis that a new reporting entity has been created and that assets and liabilities should be recorded at their estimated fair values as of the Effective Date. This method of accounting is referred to as "fresh-start" reporting.

             In accordance with SOP 90-7, the provision for federal income taxes is treated as a reduction in the valuation allowance against the net operating losses that existed at the date of adoption of "fresh start" accounting and is credited against intangible assets.

             Estimated fair values were determined by management with the assistance of independent appraisers. The valuation methodologies employed to determine the reorganization value of the Company included an income capitalization approach, a cost approach, and a sales comparison approach. Property, plant and equipment were valued using a combination of the cost approach and sales comparison approach. Intangible assets were valued using a combination of the cost approach and income capitalization approach. The estimated unleveraged reorganization value of the Company was computed using a discounted net cash flow technique utilizing an income capitalization approach. This specific technique takes into consideration (i) the estimated discounted free cash flows generated by the Company through 1999 (ii) the estimated discounted residual value of the Company at the end of 1999, and (iii) projected excess cash on hand at the Effective Date. For purposes of discounting values, a weighted average cost of capital rate of 16.5% was utilized throughout the analysis.

             On the Effective Date, all of the claims against MEI were released and discharged pursuant to the Plan and became claims against the MEI Liquidating Estates. In addition, any and all defaults arising under contracts or agreements of Old NDM as a result of the merger of Old NDM into MEI under the Plan, or as a result of the distribution of Company stock to creditors as provided under the Plan, shall be unenforceable against the Company. As of September 30, 1995, the Company had issued 4,325,686 shares and may issue up to an additional 96,844 shares to certain former creditors of MEI. If any of these additional shares are issued, their issuance will have no effect on the Company's opening stockholders' equity balance.

         (c) Net Income Per Share
             For financial reporting purposes, net income per share has been computed on a pro forma basis using the weighted average number of shares assuming that all 4,325,686 shares issued under the Plan were outstanding as of the beginning of the period.

Note 2.  Asset Purchase Agreement

         On October 18, 1995, the Company and CONMED Corporation ("CONMED") entered into an Asset Purchase Agreement (the "Agreement"), pursuant to which CONMED will purchase substantially all of the Company's assets, except its hydrogel wound care business outside of the United States, Mexico and Canada and its foot pump business. CONMED will assume liabilities related to the assets being acquired. The purchase price for the assets is $32,134,299, subject to certain adjustments for the disposition of the excluded assets and satisfaction of liabilities related to the excluded assets. In addition, the purchase price will be adjusted if the Company's net assets, subject to certain adjustments for excluded assets and liabilities and depreciation and amortization, increase by more than $1,700,000 or decrease by more than $1,000,000 from August 31, 1995 through closing. CONMED is also obligated to enter into certain agreements with the purchaser of the Company's international wound care business. The consummation of the Agreement is subject to additional conditions including the approval of the shareholders of the Company and required regulatory approvals. Additionally, pursuant to a separate letter of intent agreement between the Company and a third party, the Company will sell the assets and technology of the international wound care business to the third party and is in the process of negotiating a definitive agreement.

         Following consummation of the above transactions, the Company intends to wind-down operations and liquidate its remaining assets. Additionally, the Company intends to distribute the net proceeds from the above discussed asset sales to its shareholders. The proposed CONMED transaction is subject to regulatory approvals and approval by the Company's shareholders. The Company has not recorded any adjustments to the carrying amounts of its assets and liabilities to adopt the liquidation basis of accounting or the contingencies that may be triggered by these transactions, such as the repayment of outstanding debt and severance liabilities.

         Under the liquidation basis of accounting, assets would be adjusted to their estimated realizable value and liabilities would be adjusted to their estimated settlement amount.

Note 3.  Basis of Presentation

         In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the consolidated financial position of New Dimensions in Medicine, Inc. and Subsidiaries as of September 30, 1995 and December 31, 1994, and the results of operations for the three and nine month periods ended September 30, 1995 and 1994 and cash flows for the nine month periods ended September 30, 1995 and 1994. The consolidated condensed financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited consolidated financial statements for the ten week period ending December 31, 1994. Accordingly, certain information and footnote disclosure which would substantially duplicate the disclosure contained in the audited financial statements has been omitted from these interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. It is suggested that these interim consolidated condensed financial statements be read in conjunction with the consolidated financial statements and the notes thereto, included in the Company's latest annual report on Form 10-K.

Note 4.  Inventories

         Inventories are valued at the lower of cost (first-in, first-out) or market value. The following is a summary of the components of inventory at September 30, 1995 and December 31, 1994:

                                                           (In Thousands)
                                               -------------------------------------
                                               September 30, 1995
                                                  (unaudited)      December 31, 1994
                                               ------------------  -----------------
Raw Materials ..........................           $  3,332            $  2,911
Work-In-Process ........................                 95                  37
Finished Goods .........................              5,138               4,850
Inventory Reserves .....................             (1,189)             (1,086)
                                                   --------            --------
                                                   $  7,376            $  6,712
                                                   ========            ========

Note 5.  Supplementary Cash Flow Information

         Supplementary cash flow information for the nine months ended September 30, 1995 and 1994 follows:

                                                                (In Thousands)
                                                           -------------------------
                                                                            1994
                                                           1995          (Pro Forma)
                                                           ----          -----------
Interest Paid ................................             $469             $343
                                                           ====             ====

Income Taxes Paid ............................               61                0
                                                           ====             ====

Note 6.  Unaudited Pro Forma Financial Information

         The unaudited pro forma statements of operations for the three and nine months ended September 30, 1994 and the pro forma statement of cash flows for the nine months ended September 30, 1994 give effect to the Plan of Reorganization as if it had occurred, and such transactions had been consummated as of January 1, 1994. The following unaudited pro forma financial information does not purport to represent what the Company's actual results of operations or cash flows would have been had the effective date in fact occurred, and had such transactions in fact been consummated, at the beginning of this period. The unaudited pro forma financial information does not give effect to any transactions other than those included in the Plan of Reorganization and those discussed in the accompanying Notes to Unaudited Pro Forma Financial Information, or to the Company's results of operations since October 15, 1994.

         The following financial information is based upon the historical financial statements of MEI Diversified, Inc. for the three and nine months ended September 30, 1994 and should be read in conjunction with such historical financial statements and notes.

                        NEW DIMENSIONS IN MEDICINE, INC
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                          FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994
                                                         -------------------------------------------------
                                                               MEI                        NEW DIMENSIONS
                                                         DIVERSIFIED, IN   PRO FORMA     IN MEDICINE, INC.
                                                            HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                         -------------------------------------------------
REVENUES                                                      $6,051        $    0            $6,051
COSTS AND EXPENSES:
   COST OF SALES                                               4,289          (147)(2)
                                                                               268 (3)         4,410
   OPERATING EXPENSES                                          5,283            67 (3)
                                                                               (36)(2)
                                                                              (460)(6)
                                                                                31 (7)         4,885
   CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES                 400          (400)(1)             0
   AMORTIZATION OF INTANGIBLE ASSETS                             256          (256)(4)
                                                         -------------------------------------------------
      TOTAL COST AND EXPENSES                                 10,228          (751)            9,477

OPERATING INCOME (LOSS)                                       (4,177)          751            (3,426)

   INTEREST EXPENSE                                             (139)           13 (1)          (126)
   INTEREST INCOME                                                34           (30)(1)             4
   OTHER (EXPENSE) INCOME, NET                                (6,095)        5,854 (1)          (241)
                                                         -------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND REORGANIZATION ITEMS                        (10,377)        6,588            (3,789)
REORGANIZATION ITEMS:
   PROFESSIONAL FEES                                          (1,078)        1,078 (1)             0
   INTEREST EARNED ON ACCUMULATED CASH                             9            (9)(1)             0
                                                         -------------------------------------------------
INCOME / (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES                                          (11,446)        7,657            (3,789)
   PROVISION FOR INCOME TAXES                                      0           319 (8)           319
                                                         -------------------------------------------------
INCOME / (LOSS) FROM CONTINUING OPERATIONS                   (11,446)        7,976            (3,470)

DISCONTINUED OPERATIONS:
   DISCONTINUED OPERATIONS, NET OF INCOME TAXES                    0                               0
                                                         -------------------------------------------------

NET INCOME / (LOSS)                                         ($11,446)       $7,976           ($3,470)
                                                         =================================================

(Continued)
      See Accompanying Notes to Unaudited Pro Forma Financial Information

                        NEW DIMENSIONS IN MEDICINE, INC
      UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Continued)
                                 (IN THOUSANDS)

                                                                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                                                              -------------------------------------------------
                                                                    MEI                         NEW DIMENSIONS
                                                              DIVERSIFIED, IN   PRO FORMA      IN MEDICINE, INC.
                                                                 HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                              -------------------------------------------------
REVENUES                                                          $24,216         $     0           $24,216
COSTS AND EXPENSES:
   COST OF SALES                                                   14,103            (839)(2)
                                                                                      804 (3)        14,068
   OPERATING EXPENSES                                              12,350             201 (3)
                                                                                     (210)(2)
                                                                                     (421)(6)
                                                                                      199 (7)        12,119
   CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES                    1,179          (1,179)(1)             0
   AMORTIZATION OF INTANGIBLE ASSETS                                  764            (764)(4)
                                                                                      546 (5)           546
                                                              -------------------------------------------------
      TOTAL COST AND EXPENSES                                      28,396          (1,663)           26,733

OPERATING INCOME (LOSS)                                            (4,180)          1,663            (2,517)

   INTEREST EXPENSE                                                  (350)              7 (1)          (343)
   INTEREST INCOME                                                    119            (104)(1)            15
   OTHER (EXPENSE) INCOME, NET                                     (6,576)          6,398 (1)          (178)
                                                              -------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND REORGANIZATION ITEMS                             (10,987)          7,964            (3,023)
REORGANIZATION ITEMS:
   PROFESSIONAL FEES                                               (3,949)          3,949 (1)             0
   INTEREST EARNED ON ACCUMULATED CASH                                 31             (31)(1)             0
                                                              -------------------------------------------------
INCOME / (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES                                               (14,905)         11,882            (3,023)
   PROVISION FOR INCOME TAXES                                           0               0 (8)             0
                                                              -------------------------------------------------
INCOME / (LOSS) FROM CONTINUING OPERATIONS                        (14,905)         11,882            (3,023)

DISCONTINUED OPERATIONS:
   DISCONTINUED OPERATIONS, NET OF INCOME TAXES                       352            (352)(1)             0
                                                              -------------------------------------------------

NET INCOME / (LOSS)                                              ($14,553)        $11,530           ($3,023)
                                                              =================================================

      See Accompanying Notes to Unaudited Pro Forma Financial Information

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(1) To eliminate the profit and loss effect of former MEI Diversified Inc. subsidiaries as their assets and liabilities have been transferred into the various Liquidating Trusts established under the Plan of Reorganization.

(2) To reverse the historical amortization of the excess of cost over fair value of assets acquired and of other intangible assets.

(3) To record amortization expense based on the revised fair value of intangible assets (patents and trademarks).

(4) To record depreciation expense based on the revised fair value basis of property, plant and equipment.

(5) To reverse the historical depreciation on property, plant, and equipment.

(6) To reverse the historical amortization expense of start up, marketing and regulatory costs incurred related to new product introductions.

(7) To record start up, marketing and regulatory costs incurred related to new product introductions based on the revised fair value of these costs.

(8) To record an appropriate tax provision for federal income and state franchise tax.

NEW DIMENSIONS IN MEDICINE, INC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)

                                                                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                                                                                            MEI                      NEW DIMENSIONS
                                                                                       DIVERSIFIED, IN  PRO FORMA  IN MEDICINE, INC.
                                                                                          HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                                                          ----------    -----------     ---------
OPERATING ACTIVITIES:
 Net income ...........................................................................    ($14,553)    $ 11,530        ($ 3,023)
 Adjustments to reconcile net income
  to net cash provided by
  operating activities:
   Reserve for real estate write-down .................................................       5,000       (5,000)(1)
   Depreciation and amortization ......................................................       2,641         (828)(1)
                                                                                                          (1,049)(5)
                                                                                                           1,005 (4)
                                                                                                            (764)(2)
                                                                                                             546(3)        1,551
   Other, net .........................................................................         397         (397)(1)           0
   Change in other current assets and liabilities:
   Receivables ........................................................................         424            5 (1)         429
   Inventories ........................................................................      (2,246)         204(1)       (2,042)
   Prepaid expenses and other current assets ..........................................         (48)          (3)(1)         (51)
   Accounts payable and accrued expenses ..............................................       3,660         (155)(1)
                                                                                                               0 (6)       3,505
   Pre-petition liabilities not subject to compromise .................................         (49)          49 (1)           0
   Pre-petition liabilities subject to compromise .....................................         446         (446)(1)           0
   Net current assets of discontinued operations ......................................         400         (400)(1)           0
                                                                                           --------     --------        --------
      Net cash provided by (used for)
        operating activies ............................................................      (3,928)       4,297             369
                                                                                           --------     --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of property .......................................................         554         (530)(1)          24
 Decrease in other long-term assets and intangibles ...................................           0          169 (1)          169
 Additions of property, plant and equipment ...........................................      (1,536)           0 (1)       (1,536)
                                                                                           --------     --------        --------
      Cash used in investing activities ...............................................        (982)        (361)         (1,343)
                                                                                           --------     --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distribution by MEI Liquidating Trust ................................................           0          450             450
 Payment of long-term debt ............................................................        (404)           0            (404)
                                                                                           --------     --------        --------
      Cash used in financing activities ...............................................        (404)           0              46
                                                                                           --------     --------        --------
      Net increase in cash and cash equivalents .......................................      (5,314)       4,386 (1)        (928)
                                                                                           --------     --------        --------
Cash and cash equivalents, beginning of period ........................................       8,106       (6,748)          1,358
                                                                                           --------     --------        --------
Cash and cash equivalents, end of period ..............................................    $  2,792     ($ 2,362)       $    430
                                                                                           ========     ========        ========

      See Accompanying Notes to Unaudited Pro Forma Financial Information

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS


(1) To  eliminate  the  cash  flow  effect  of  former  MEI   Diversified   Inc.
    subsidiaries as their assets and liabilities have been transferred into the various Liquidating Trusts established under the Plan of Reorganization.

(2) To reverse the historical amortization of the excess of cost over fair value of assets acquired and of other intangible assets.

(3) To record amortization expense based on the revised fair value of intangible assets (patents and trademarks).

(4) To record depreciation expense based on the revised fair value basis of property, plant and equipment.

(5) To reverse the historical depreciation on property, plant, and equipment.

(6) To record an appropriate tax provision for federal income tax and state franchise tax.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Results of Operations

                                                           Unaudited
Unaudited
                                        Three Months Ended September 30,                       Nine Months Ended September 30,
                                             (Dollars In Thousands)                                (Dollars In Thousands)
                                   -----------------------------------------               ----------------------------------------
                                                   Pro Forma                                              Pro Forma
                                                  (See Page 9)           %                               (See Page 9)          %
                                    1995              1994            Change                1995             1994            Change
                                   ------           -------           ------               -------          -------          ------
Revenues                           $7,200           $ 6,051            19.0%               $23,034          $24,216           -4.9%
Cost of Sales                       4,209             4,410            -4.6%                13,116           14,068           -6.8%
Operating Expenses                  3,256             5,067            -35.7%                9,489           12,665          -25.1%
Operating Income (loss)              (265)           (3,426)            92.3%                  429           (2,517)         117.1%
Interest Expense, net                 145               122             18.9%                  424              328           29.4%
Other Income (expense)                 79              (241)           132.8%                  272             (178)         253.0%
Income Tax Provision (benefit)        (81)             (319)            74.6%                  173                0           N.M.
Net Income (loss)                    (250)           (3,470)            92.8%                  104           (3,023)         103.5%

Revenue for the periods consisted of the following:

                            For the Three Months Ended              For the Nine Months Ended
                            September 30, (in thousands)           September 30, (In Thousands)
                            ----------------------------           ----------------------------
                                                 %                                           %
                             1995     1994    Change               1995       1994         Change
                             ----     ----    ------               ----       ----         ------
Critical Care Products      $5,990   $5,269    13.7%             $19,690    $21,583        -8.8%
Patient Care Products        1,210      782    54.7%               3,344      2,633        27.0%
                            ------   ------                      -------    -------

Total Revenue               $7,200   $6,051    19.0%             $23,034    $24,216        -4.9%
                            ======   ======                      =======    =======

Revenues increased in the third quarter of 1995 by 19% compared to the third quarter of 1994 but decreased for the nine month period ended September 30, 1995 by 4.9% compared to the same period in 1994. Although revenues for the third quarter of 1995 increased from the third quarter of 1994, revenues for the third quarter of 1995 were below expectations in part due to the announcement of the sale of the Company's assets. Revenues from patient care products increased 54.7% in the third quarter and 27% for the nine month period compared to the same periods in 1994. The increase in patient care revenues during the third quarter included a 58.4% increase in wound care products and a 29.7% increase in the ActOne(a) foot pump products over the third quarter of 1994. The decrease in critical care product revenue for the nine month period ended September 30, 1995 as compared with the same period in 1994 reflects the acquisition of Hospital Supply Corporation of America, a hospital buying group and significant former customer of NDM, by Columbia Healthcare System, which is not a customer of NDM. This acquisition took place mid year 1994 and the revenues of the first six months of 1994 included revenues of the former customer. In addition, critical care product revenue was lower than in the first nine months of 1994 as a result of the introduction of a new line of products during 1994 which initially experienced transition difficulties during the third quarter of 1994. NDM believes it has resolved the issues associated with this product and that market acceptance has improved and sales stabilized. However, revenues for the product are at a lower level than in the first six months of 1994 which was prior to the introduction. Critical care product revenues during the third quarter showed an increase over the third quarter 1994 due to the effect of product backorders incurred during the third quarter of 1994 caused by two key suppliers moving their manufacturing operations. An inventory reduction program implemented in the third quarter of 1994 by NDM's primary distributor impacted both patient care and critical care products accounting for a substantial portion of the increase in the third quarter of 1995 from the third quarter of 1994.

Cost of sales decreased 4.6% and 6.8% from comparable three and nine month periods ended September 30, 1995. The decrease was primarily due to the following: 1) The third quarter of 1994 cost of sales was increased by the write off of $603,000 in excess and obsolete inventory due to new foot pump product introductions and the establishment of an accrual for anticipated rework/warranty costs related to critical care products of $192,000 and 2) the third quarter of 1995 cost of sales was reduced by $135,000 due to the settlement of certain provisions in a distributor contract. The reduction in cost of sales for the nine month period ended September 30, 1995 compared with the same period in 1994 reflects the decrease in revenues for the same periods combined with the third quarter 1995 activity discussed above.

Operating expenses, consisting of research and development, sales and marketing, distribution, general and administrative, royalty and amortization expenses, decreased 35.7% and 25.1% in the three and nine month periods ended September 30, 1995 from the same periods in 1994. The decrease in operating expenses was primarily due to the following: 1) The third quarter of 1994 general and administrative expenses included an accrual for anticipated legal costs associated with patent defense of $300,000, an additional provision for potentially uncollectable accounts of $500,000 and restructuring expenses of $756,000 related to various severance and outplacement costs and 2) the third quarter of 1995 operating expenses were reduced due to cost savings in the sales and marketing expenses by approximately $500,000 including an $80,000 reduction to accrued incentive compensation; cost reductions in research and development expense of approximately $150,000 offset by an accrual in general and administrative costs for professional fees incurred related to the sale of substantially all the assets of the company of approximately $300,000 as well as an increase in the provision for doubtful accounts of $45,000. The reduction in operating expenses for the nine month period ended September 30, 1995 compared with the same period in 1994 includes a decrease in distribution expenses of $560,000 as a result of the reduced revenues and a revision to a contract with the Company's primary distributor, the factors impacting the third quarter and cost reductions implemented during the third quarter of 1994 as well as continued cost containment during 1995.

Net interest expense increased by 18.9% in the third quarter and by 29.4% in the nine months ended September 30, 1995 when compared to the same period in 1994. This resulted from additional borrowings under the line of credit of $1,200,000 during the third quarter combined with increased interest rates on the borrowing facilities.

Other income (expense) consists primarily of royalty income offset by other expenses such as certain bank fees and other non operating expenses. The higher income relates to increased royalty income for the nine month period during 1995 of $160,000. The expense of $178,000 incurred during the nine month period ended September 30, 1994 represented non-recurring costs associated with financial activities due to the restructuring of the company, and the write off of certain equipment.

The provision for income taxes includes franchise taxes and federal income tax. This primarily reflects the change in income before income taxes. Under "fresh start" accounting for financial reporting purposes in accordance with the American Institute of Certified Public Accountants Statements of Position 90-7 and current accounting for income tax rules, utilization of the NOL carryforwards are required to offset intangible assets and do not offset income tax expense. Therefore, a federal income tax provision has been appropriately recorded.

Liquidity and Capital Resources

NDM's net  working  capital of $4.4  million at  September  30,  1995  increased
$868,000 from the December 31, 1994 levels. Cash of $1,977,000 increased $847,000 from the December 31, 1994 level primarily due to the additional draw on the revolving line of credit of $1,200,000 offset by the payment of long-term debt. Receivables decreased $1,014,000 approximately 50% of which was due to the settlement of receivables related to a distribution contract collected in the third quarter as well as normal fluctuations from year end levels. The receivables from the Diversified Liquidating Trust decreased from December 31, 1994 level due to the collection of amounts due from the Trust under the Plan of Reorganization of MEI Diversified, Inc. Inventories increased $664,000 from the December 31, 1994 level the majority of which occurred in raw materials. Current liabilities decreased $863,000 from the December 31, 1994 level due primarily to a reduction in accounts payable and accrued liabilities of $2,062,000 offset by the additional borrowing under the line of credit facility of $1,200,000.

As of September 30, 1995, NDM had an outstanding balance of $3,700,000 under its line of credit agreement. The line of credit facility has a maximum amount of $4,000,000 and the term is through June 30, 1997. The line of credit is secured by a first security interest in substantially all of NDM's assets. The interest rate on the line of credit is one half of one percent over the prime rate. NDM's credit facility also include a floating rate option note with an outstanding balance of $5.6 million at September 30, 1995, due in semi-annual installments of $400,00 which commenced on November 1, 1992 and matures May 1, 2002. The lender sets the interest rate on a weekly basis based on market conditions for similar debt. This rate was 6.28% at December 31, 1994 and 5.81% at September 30, 1995. The financial arrangements contain various covenants related to cash flow, debt to tangible net worth, current ratio and capital expenditures and the Company is in compliance with these covenants.

In November 1995, the Company's lender agreed to increase the Company's lending facility by $1,000,000. The additional funds are to be provided through a six month demand note with an interest rate of one half of one percent over the prime rate with a one percent fee. The Company believes that the increase in the line of credit will provide the Company with sufficient cash to meet its obligations until closing of the CONMED transaction, provided that such closing occurs by January 31, 1996. If such closing is delayed or does not occur, the Company will likely need to raise additional capital to continue operations. There can be no assurance that the Company will be able to raise any additional capital or that the terms will be satisfactory the Company.

   On October 18, 1995, the Company and CONMED Corporation ("CONMED") entered into an Asset Purchase Agreement (the "Agreement"), pursuant to which CONMED will purchase substantially all of the Company's assets, except its hydrogel wound care business outside of the United States, Mexico and Canada and its foot pump business. CONMED will assume liabilities related to the assets being acquired. The purchase price for the assets is $32,134,299, subject to certain adjustments for the disposition of the excluded assets and satisfaction of liabilities related to the excluded assets. In addition, the purchase price will be adjusted if the Company's net assets, subject to certain adjustments for excluded assets and liabilities and depreciation and amortization, increase by more than $1,700,000 or decrease by more than $1,000,000 from August 31, 1995 through closing. CONMED is also obligated to enter into certain agreements with the purchaser of the Company's international wound care business. The consummation of the Agreement is subject to additional conditions including the approval of the shareholders of the Company and required regulatory approvals. Additionally, pursuant to a separate letter of intent agreement between the Company and a third party, the Company will sell the assets and technology of the international wound care business to the third party and is in the process of negotiating a definitive agreement.

   Following consummation of the above transactions, the Company intends to wind-down operations and liquidate its remaining assets. Additionally, the Company intends to distribute the net proceeds from the above discussed asset sales to its shareholders. The proposed CONMED transaction is subject to regulatory approvals and approval by the Company's shareholders. The Company has not recorded any adjustments to the carrying amounts of its assets and liabilities to adopt the liquidation basis of accounting or the contingencies that may be triggered by these transactions, such as the repayment of outstanding debt and severance liabilities.

    Under the liquidation basis of accounting, assets would be adjusted to their estimated realizable value and liabilities would be adjusted to their estimated settlement amount.

As of September 30, 1995, the Company did not have any material commitments for capital expenditures.

PART II.  OTHER INFORMATION

Item 3.       Legal Proceedings

              NovaMedix, Limited

              Following is an update to the previously disclosed action entitled NovaMedix Limited vs. NDM (U.K). In July, 1995, a U.K. patent court ruled in favor of NovaMedix Limited in a patent infringement suit against NDM (U.K). the distributor of NDM's product in the U.K. This ruling has effectively impaired the Company's ability to market its foot pump compression products in the United Kingdom. NDM (U.K.) is still evaluating whether it will pursue its right to appeal the decision. Additionally, following the ruling, NovaMedix has appealed to the court to recover its costs and damages from NDM even though NDM was not a party to the action. The Company's patent counsel has been informed that the plaintiff's litigation costs may approximate $500,000. No provision has been made in the accompanying consolidated financial statements to cover plaintiff litigation costs. The Company has already applied to the court to set aside NovaMedix's application to recover its costs from NDM.

Item 5.       Other Information

              On October 18, 1995, the Company and CONMED Corporation ("CONMED") entered into an Asset Purchase Agreement (the "Agreement"), pursuant to which CONMED will purchase substantially all of the Company's assets, except its hydrogel wound care business outside of the United States, Mexico and Canada and its foot pump business. CONMED will assume liabilities related to the assets being acquired. The purchase price for the assets is $32,134,299, subject to certain adjustments for the disposition of the excluded assets and satisfaction of liabilities related to the excluded assets. In addition, the purchase price will be adjusted if the Company's net assets, subject to certain adjustments for excluded assets and liabilities and depreciation and amortization, increase by more than $1,700,000 or decrease by more than $1,000,000 from August 31, 1995 through closing. CONMED is also obligated to enter into certain agreements with the purchaser of the Company's international wound care business. The consummation of the
              Agreement is subject to additional conditions including the approval of the shareholders of the Company and required regulatory approvals. Additionally, pursuant to a separate letter of intent agreement between the Company and a third party, the Company will sell the assets and technology of the international wound care business to the third party and is in the process of negotiating a definitive agreement.

              Following consummation of the above transactions, the Company intends to wind-down operations and liquidate its remaining assets. Additionally, the Company intends to distribute the net proceeds from the above discussed asset sales to its shareholders. The proposed CONMED transaction is subject to regulatory approvals and approval by the Company's shareholders. The Company has not recorded any adjustments to the carrying amounts of its assets and liabilities to adopt the liquidation basis of accounting or the contingencies that may be triggered by these transactions, such as the repayment of outstanding debt and severance liabilities.

              Under the liquidation basis of accounting, assets would be adjusted to their estimated realizable value and liabilities would be adjusted to their estimated settlement amount.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NEW DIMENSIONS IN MEDICINE, INC.



Date:    November 13, 1995          By      /s/ William F. Shea
                                           ------------------------------------
                                            William F. Shea
                                            Chief Executive Officer
                                            (Principal Executive Officer)


Date:    November 13, 1995          By      /s/ Philip J. Oliver
                                           ------------------------------------
                                            Philip J. Oliver
                                            Vice President of Finance
                                            (Principal Accounting and
                                            Financial Officer)